SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

TRW INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement)

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AMENDED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 24, 2002

      NOTICE IS HEREBY GIVEN that the annual meeting (the “Annual Meeting”) of shareholders of TRW Inc. will be held at the Company’s executive offices located at 1900 Richmond Road, Lyndhurst, Ohio, on Wednesday, April 24, 2002, at 8:30 a.m., local time, for the following purposes:

(1)	to vote on the election of four Directors: Martin Feldstein, Robert M. Gates, Clive R. Hollick and David Baker Lewis, each for a term of three years ending in the year 2005 (“Proposal 1”);

(2)	to vote on the ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2002 (“Proposal 2”); and

(3)	to vote on three shareholder proposals to be presented by Northrop Grumman Corporation (“Northrop”) described on page 4 of the Supplement to TRW’s Proxy Statement enclosed herewith (the “Northrop Shareholder Proposals”).

      THE BOARD OF DIRECTORS OF TRW HAS VOTED UNANIMOUSLY (WITH ONE (1) DIRECTOR ABSENT) TO RECOMMEND THAT YOU VOTE “FOR” PROPOSALS 1 AND 2 AND “AGAINST” THE NORTHROP SHAREHOLDER PROPOSALS.

      The Supplement to TRW’s Proxy Statement enclosed with this Amended Notice describes your Board’s position in more detail. We urge you to read it carefully.

      The shareholders of record at the close of business on February 8, 2002 will be entitled to vote at the Annual Meeting.

      We urge you NOT to sign or return Northrop’s green proxy card. Simply throw it away. If you have already signed and returned Northrop’s green proxy card, you have every right to change your mind. We encourage you to sign TRW’s enclosed revised WHITE proxy card and return it promptly in the enclosed self-addressed, postage prepaid envelope.

      If you are a shareholder of record or own your shares in “street name” and returned or return TRW’s original WHITE proxy card which does not include the Northrop Shareholder Proposals, or have previously voted by telephone or the Internet, you have given TRW’s designated proxy holders discretion to vote “AGAINST” each of the Northrop Shareholder Proposals, and that is all you need to do if you support your Board’s recommendation. Participants who own shares through the Company’s stock-based employee plans should read the section captioned “Employee Plan Voting” in the enclosed Supplement.

      If you wish to specify the manner in which your shares are to be voted on the Northrop Shareholder Proposals, you should mark, sign, date and return the accompanying revised WHITE proxy card that contains the Northrop Shareholder Proposals as Proposal 3, Proposal 4 and Proposal 5.

      The inclusion of the Northrop Shareholder Proposals in this Amended Notice of Annual Meeting should not be deemed an admission by TRW that Northrop has the right under either Ohio law or the Company’s organizational documents to have these proposals presented at or voted upon at the Annual Meeting. Given the non-binding nature of these proposals, however, the TRW Board has decided to submit these proposals to a vote of TRW’s shareholders at the Annual Meeting. TRW reserves the right to challenge at some future time, and in its sole discretion, the propriety under Ohio law and TRW’s organizational documents of any shareholder proposals that might be presented at the Annual Meeting.

William B. Lawrence
Secretary

April 2, 2002

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2002

      The following information (the “Supplement”) supplements and amends the Proxy Statement, dated March 4, 2002 (the “Proxy Statement”), of TRW Inc. (“TRW” or the “Company”) furnished to shareholders of the Company in connection with the solicitation of proxies on behalf of the Company’s Board of Directors for use at the 2002 Annual Meeting of Shareholders (the “Annual Meeting”). This Supplement should be read in conjunction with the Proxy Statement. The Annual Meeting is scheduled to be held on Wednesday, April 24, 2002, at 8:30 a.m., local time, at the Company’s executive offices located at 1900 Richmond Road, Lyndhurst, Ohio 44124. The purposes of the Annual Meeting are as stated in the Amended Notice of Annual Meeting of Shareholders which accompanies this Supplement. This Supplement is first being furnished to shareholders of TRW on or about April 2, 2002.

      On March 4, 2002, Northrop Grumman Corporation (“Northrop”) commenced an unsolicited exchange offer for all outstanding shares of capital stock of TRW (the “Offer to Exchange”). The Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop common stock having a $47 value. The exact exchange ratio (the “Exchange Ratio”) would be determined by dividing $47 by the average of the closing price of Northrop common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the Exchange Ratio be greater than 0.4563 ($47/$103) or less than 0.4159 ($47/$113). Each outstanding share of Cumulative Serial Preference II Stock, $4.40 Convertible Series 1, and Cumulative Serial Preference II Stock, $4.50 Convertible Series 3, would be exchanged for that number of shares of Northrop common stock having a value equal to the Exchange Ratio multiplied by the effective conversion rate for such series of stock. On March 13, 2002, TRW’s Board of Directors unanimously determined that the Offer to Exchange is financially inadequate and not in the best interests of TRW shareholders and unanimously recommended that TRW shareholders reject the Northrop Offer to Exchange.

      In furtherance of its Offer to Exchange, Northrop is now seeking to solicit your votes for the following non-binding shareholder proposals that it intends to present at the Annual Meeting (the “Northrop Shareholder Proposals”):

1.	A request that TRW’s Board of Directors provide non-public information regarding TRW to Northrop in order that Northrop may consider if an increase in the consideration offered in its pending Offer to Exchange is warranted;

2.	A request that TRW’s Board of Directors establish a committee of “independent directors” to evaluate Northrop’s proposal and any other proposals received by TRW; and

3.	A request that TRW’s Board of Directors take all actions within their authority to provide TRW’s shareholders the opportunity to decide for themselves whether to exchange their TRW shares for Northrop common stock.

      The TRW Board of Directors believes that Northrop’s grossly inadequate offer simply provides no basis for providing TRW’s confidential, business-sensitive information to Northrop. Moreover, Northrop’s suggestion, that your Board – which is comprised of thirteen Directors, eleven of whom are outside, independent Directors – should not actively participate as a whole and should facilitate Northrop’s opportunistic and financially inadequate Offer to Exchange, is ill-founded and contrary to your interests.

      For the reasons more fully described in this Supplement, TRW’s Board of Directors has voted unanimously (with one (1) Director absent) to oppose the Northrop Shareholder Proposals and urges shareholders not to sign any green proxy card sent to you by Northrop.

      Northrop has stated in its definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2002 that in the absence of written instructions, GREEN proxies will be voted:

•	“WITHHOLD” authority to vote for any and all Director nominees proposed by TRW’s Board of Directors;

•	“ABSTAIN” with respect to the proposal to ratify the selection of TRW’s independent public accountants; and

•	“FOR” the three Northrop Shareholder Proposals.

QUESTIONS AND ANSWERS

Who can vote at the Annual Meeting?

      Holders of TRW Common Stock and Serial Preference Stock II (Series 1 and 3) as of the close of business on February 8, 2002 are entitled to one vote per share at the Annual Meeting. On that date, 126,595,415 shares of TRW Common Stock, 29,336 shares of Serial Preference Stock II (Series 1) and 55,128 shares of Serial Preference Stock II (Series 3) were outstanding.

What is being voted on?

      1. Election of four Directors for terms ending in the year 2005 (“Proposal 1”).

2.	Ratification of the Directors’ appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2002 (“Proposal 2”).

3.	A shareholder proposal (“Proposal 3”) relating to the provision of non-public, business-sensitive information to Northrop.

4.	A shareholder proposal (“Proposal 4”) relating to the establishment of a committee of “independent directors” to evaluate the Offer to Exchange.

5.	A shareholder proposal (“Proposal 5”) relating to the response by the TRW Board of Directors to the Offer to Exchange.

How do I vote?

      We urge you NOT to sign or return Northrop’s green proxy card. Simply throw it away. If you return or returned TRW’s original WHITE proxy card, or have previously voted by telephone or the Internet, and have not returned Northrop’s green proxy card, you have given TRW discretion to vote on the Northrop Shareholder Proposals and that is all you need to do if you support your Board’s recommendation since the named proxies will exercise their discretionary authority to vote “AGAINST” the Northrop Shareholder Proposals. If you wish to specify the manner in which your shares are to be voted on the Northrop Shareholder Proposals, you should sign, date, mark and return the accompanying revised WHITE proxy card.

      Registered Holders. If you have already signed and returned Northrop’s green proxy card, you have every right to change your mind. If you are a registered shareholder you may revoke your earlier vote in any one of the following ways:

•	You may vote by mail by properly completing and signing the accompanying WHITE proxy card and returning it in the enclosed envelope. It will be voted in accordance with your instructions.

•	You may vote in person at the Annual Meeting by delivering your completed WHITE proxy card at the meeting. Additionally, the Company will pass out written ballots to any shareholder who wishes to vote in person at the meeting.

      In view of the Northrop Shareholder Proposals, as of April 2, 2002, you may no longer vote by telephone or the Internet.

      If you do not specify on your revised WHITE proxy card how you want to vote your shares, your shares will be voted: “FOR” the election of the four nominees, “FOR” the ratification of the appointment of Ernst & Young LLP and “AGAINST” each of the Northrop Shareholder Proposals.

      Beneficial Owners. If you are a beneficial owner of shares held in “street name” through a broker, trustee, bank or other nominee that holds the shares on your behalf, you may vote in person at the meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares. Participants who own shares through the Company’s stock-based employee plans must vote on a revised voting instruction card which contains the Northrop Shareholder Proposals if they desire to direct the manner in which such shares are voted on the Northrop Shareholder Proposals. Additional information for voting by participants in TRW’s stock-based employee plans is set forth in this Supplement on pages 7 and 8 under the caption “Employee Plan Voting.”

      Questions. If you have any questions concerning the Company’s solicitation of WHITE proxy cards or need assistance in voting your shares, please contact our proxy solicitor:

Georgeson Shareholder Communications Inc.

17 State Street
10th Floor
New York, NY 10004
Phone (toll free): (866) 649-8030

May I change my vote or revoke my proxy?

      You may change your vote or revoke your proxy in any one of the following ways:

•	by sending a written notice to the Company stating that you want to revoke your proxy;

•	by returning another proxy by mail that has a later date than the previously returned proxy card; or

•	by voting in person at the Annual Meeting.

      If you are a beneficial shareholder only, you will need to check with your broker, trustee, bank or other nominee that holds the shares on your behalf to determine how to change your vote.

What vote is required for passage of the Northrop Shareholder Proposals?

      A majority of the votes cast at a meeting of TRW’s shareholders at which a quorum is present is sufficient to approve each of the Northrop Shareholder Proposals. A quorum will be present at the Annual Meeting if there are present at the meeting, in person or by proxy, shareholders of record entitled to exercise not less than 35% of the voting power of TRW.

What happens if I “ABSTAIN” from voting or if I do not give my broker instructions as to how to vote with respect to the Northrop Shareholder Proposals?

      Any vote cast as an abstention with respect to any of the Northrop Shareholder Proposals will count as a vote withheld and not cast with respect to that proposal, but the votes represented by that proxy will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Similarly, if a broker or other nominee holder indicates on a proxy that it has not been granted authority to vote shares on any shareholder proposal (a so-called “broker non-vote”), the shares represented by that proxy will be considered present for purposes of determining the existence of a quorum but will not be deemed entitled to vote with respect to that proposal. Since approval of the Northrop Shareholder Proposals requires a majority of the votes cast with respect to each such proposal, abstentions and “broker non-votes” will not have any impact on whether the Northrop Shareholder Proposals are approved.

Is my vote confidential?

      While the Company has a policy on confidential voting that prohibits disclosure of any shareholder’s vote to Directors or officers of the Company, that policy contains an exception for contested proxy solicitations. In view of the contested solicitation by Northrop at this year’s Annual Meeting, and in accordance with the Company’s policy, the prohibition on disclosure of shareholders’ votes will not apply at the Annual Meeting except with respect to votes cast by participants in TRW’s stock-based employee plans, which will remain confidential except as required by applicable law.

What is the purpose of the April 22nd Special Meeting?

      TRW’s Board of Directors, at Northrop’s request, has called a Special Meeting of Shareholders (the “Special Meeting”) which will be held on April 22, 2002. At the Special Meeting, TRW’s shareholders will be asked to authorize Northrop’s acquisition of TRW shares in Northrop’s Offer to Exchange. The Special Meeting is being held pursuant to the Ohio Control Share Acquisition Law which allows shareholders to decide if Northrop may, subject to the other conditions of its Offer to Exchange, proceed with its proposed acquisition of TRW shares. TRW shareholders who owned shares as of March 28, 2002 will be receiving from TRW separate proxy materials, including a GOLD proxy card, relating to the Special Meeting.

      It is important that TRW’s shareholders vote their shares both at the Special Meeting and at the Annual Meeting. Please read the materials sent by TRW for the Special Meeting and these supplemental materials regarding the Annual Meeting carefully.

PROPOSAL 3: SHAREHOLDER PROPOSAL

      Northrop, owner of four TRW shares, has indicated that it intends to submit the following proposal at the Annual Meeting:

“NOW, THEREFORE, BE IT RESOLVED, that TRW’s shareholders recommend that TRW’s Directors promptly provide Northrop Grumman non-public information regarding TRW to permit Northrop Grumman to fully and fairly value TRW to determine whether an increase in the consideration proposed in the Offer to Exchange is warranted.”

PROPOSAL 4: SHAREHOLDER PROPOSAL

      Northrop has indicated that it intends to submit the following proposal at the Annual Meeting:

“NOW, THEREFORE, BE IT RESOLVED, that TRW’s shareholders recommend that TRW’s Directors promptly establish and authorize a committee of independent directors (a) to evaluate the terms of Northrop Grumman’s proposal and any such other timely merger or acquisition proposals received by TRW, with the advice and assistance of qualified independent financial advisors selected by such committee, (b) to engage in discussions and negotiations with any legitimate potential acquirers regarding the prompt sale of TRW and (c) to make recommendations to TRW’s Directors and, in turn, TRW’s shareholders as to the highest and best bid for the acquisition of all or substantially all of the outstanding capital stock of TRW.”

PROPOSAL 5: SHAREHOLDER PROPOSAL

      Northrop has indicated that it intends to submit the following proposal at the Annual Meeting:

“NOW, THEREFORE, BE IT RESOLVED, that TRW’s shareholders hereby call on TRW’s Directors to take all actions within their authority to provide the opportunity for TRW shareholders to decide for themselves whether to exchange their TRW shares for Northrop Grumman common stock pursuant to the Offer to Exchange or otherwise; and

“RESOLVED, FURTHER, that TRW’s shareholders desire that TRW’s Directors refrain from any actions, or fail to take any actions, which could serve to impede or delay any such opportunity.”

      Your Board has voted unanimously (with one (1) Director absent) to recommend a vote AGAINST the Northrop Shareholder Proposals. Shares represented by a WHITE proxy card will be voted AGAINST the Northrop Shareholder Proposals unless you specify otherwise on your proxy card. If you return or returned TRW’s original WHITE proxy card which does not include the Northrop Shareholder Proposals, or have previously voted by telephone or the Internet, you have given TRW’s designated proxy holders discretion to vote AGAINST the Northrop Shareholder Proposals. If you wish to specify the manner in which your shares are to be voted on the Northrop Shareholder Proposals, you should mark, sign, date and return the accompanying revised WHITE proxy card which contains Proposal 3, Proposal 4 and Proposal 5. Participants who own shares through the Company’s stock-based employee plans must vote on a revised voting instruction card which contains the Northrop Shareholder Proposals if they desire to direct the manner in which such shares are voted on the Northrop Shareholder Proposals.

REASONS FOR TRW’S BOARD OF DIRECTORS’ RECOMMENDATION REGARDING PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5.

      On March 22, 2002, the TRW Board of Directors held a special meeting at which it considered with senior management and the Company’s independent legal and financial advisors the Northrop Shareholder Proposals. After discussion with the Company’s management and its independent legal and financial advisors, the TRW Board unanimously (with one (1) Director absent) determined that the Northrop Shareholder Proposals are not consistent with the TRW Board’s objective of enhancing shareholder value and are not in the best interests of TRW’s shareholders. The Board believes that Northrop’s grossly inadequate offer simply provides no basis for providing TRW’s confidential, business-sensitive information to Northrop. To support Northrop’s request, your Board believes would validate $47 per share as the starting point – and perhaps the ending point – of a negotiation to sell TRW. Moreover, Northrop’s suggestion, that your Board – which is comprised of thirteen Directors, eleven of whom are outside, independent Directors – should not actively participate as a whole and should facilitate Northrop’s opportunistic and financially inadequate Offer to Exchange, is ill-founded and contrary to your interests.

      In putting forth the Northrop Shareholder Proposals, Northrop is attempting to further its efforts to acquire your Company for $47 per share. The Northrop Shareholder Proposals are viewed by your Board as part of Northrop’s ongoing effort to pressure your Board of Directors to accept an offer that it has concluded, after lengthy deliberation and consideration and following receipt of opinions from Goldman, Sachs & Co. and Credit Suisse First Boston Corporation, its independent financial advisors, is financially inadequate and not in the best interests of TRW shareholders. The TRW Board believes that the Offer to Exchange grossly undervalues TRW’s businesses, including its premier franchise in the defense industry, does not adequately reflect the true value of TRW’s advanced portfolio of technology and unique market leading positions, and is not consistent with the TRW Board’s objective of enhancing shareholder value. The TRW Board believes that the Company can deliver more value to its shareholders than Northrop’s Offer to Exchange by continuing to execute its plan to reduce the Company’s debt and separate the Company’s operating businesses in a tax efficient manner to create two well-capitalized companies in the Automotive market and the Systems, Space and Electronics market.

      The TRW Board strongly believes that for the reasons set forth in Exhibit A, which is the Schedule 14D-9*

filed by TRW in response to Northrop’s Offer to Exchange, and for the additional reasons set forth herein, it is in your best interests as a TRW shareholder to support your Board of Directors and vote AGAINST the unnecessary and self-serving Northrop Shareholder Proposals.

      With respect to Proposal 3, your Board’s objective of enhancing shareholder value would not be served by granting Northrop access to confidential, business-sensitive information concerning TRW: there is simply no basis for doing this, and your Board strongly believes it would impair rather than enhance shareholder value. Based on the value proposed by Northrop, providing this access makes no sense. Northrop has presented TRW

* The attached Schedule 14D-9 is a composite of TRW’s initial Schedule 14D-9 as filed by the Company on March 13, 2002, and Amendment No. 1 thereto as filed by the Company on March 25, 2002 and Amendment No. 2 thereto as filed by the Company on April 2, 2002.

with what your Board has characterized as an opportunistic, unsolicited offer that grossly undervalues the Company. It places less value on the Company than the market does, is only slightly above the market price on the day prior to the recent unexpected resignation of our former Chief Executive Officer, and does not begin to recognize the value of the Company’s announced shareholder value enhancement program. Your Board – including all eleven independent Directors – has already unanimously determined that Northrop’s offer is financially inadequate and not in the best interests of TRW shareholders. In the face of this clear assessment of financial inadequacy, what Northrop nonetheless is, in effect, asking you to do is to begin a negotiation process at $47 per share by allowing Northrop access to confidential, business-sensitive information. Your Board believes it is simply poor judgment to support Northrop’s request, which would validate Northrop’s financially inadequate $47 per share price as the starting point – and perhaps the ending point – of a negotiation to sell TRW.

      Your Board also believes that the confidential, business-sensitive information being sought by Northrop is by its nature a Company asset which should not be disclosed to third parties without a reasonable belief that it is likely to benefit shareholders. In fact, your Board believes that such access is likely to harm shareholder interests, including by short-circuiting our value enhancement program. Providing confidential, business-sensitive information to Northrop under these circumstances would serve Northrop’s interests but not yours. Accordingly, TRW’s Board has determined that it should not provide such information to Northrop and urges you to support that determination.

      With respect to Proposal 4, the objective of enhancing shareholder value would not be furthered by establishing a special committee of “independent directors” to evaluate Northrop’s Offer to Exchange. Your Board of Directors is comprised overwhelmingly of independent Directors — eleven of thirteen are independent. They have substantial experience in the defense, automotive, aerospace and related fields, and are men and women who have, throughout their careers in industry, the military and government, built reputations of the utmost integrity and probity. Importantly, the entire Board has been actively involved in assessing Northrop’s offer and the approach to enhancing shareholder value. It is the Board’s intention to continue full involvement of the entire Board, rather than establish a truncated committee of the type proposed by Northrop in connection with setting the strategic direction of the Company and in determining the best course of action for enhancing shareholder value over the near and longer term. Your Board — including each of the eleven independent Directors — has already unanimously determined, after much deliberation and consideration, that the Offer to Exchange is financially inadequate and not in your best interests.

      With respect to Proposal 5, your Board believes that Northrop’s purpose in making this proposal is an attempt to limit the ability of the Board to act in your best interests, which in effect puts you in a position of supporting Northrop’s financially inadequate $47 per share offer. Your Board is charged with acting in your best interests. Northrop is under no obligation whatsoever to act in your best interest, and you should not expect Northrop to do so. Your Board, with the assistance of independent legal and financial advisors, has carefully considered the Northrop Offer to Exchange and unanimously determined that the TRW’s value enhancement plan can deliver more value to TRW shareholders than the Northrop Offer to Exchange. Northrop’s attempt to limit the ability of the Board to act in your best interests could impede your ability to receive the full value of your investment in TRW.

      In addition, Northrop wants you to believe that you, as a TRW shareholder, do not have the opportunity “to decide for yourself” whether to exchange your TRW shares for Northrop shares pursuant to the Offer to Exchange. Under Ohio law, TRW shareholders have the right to vote on whether to authorize Northrop’s “control share acquisition” of TRW shares. At the Special Meeting on April 22, 2002, the shareholders of TRW will be asked to make such a decision. Also, you should be aware that Northrop has imposed numerous other conditions to its Offer to Exchange, which will remain if the “control share acquisition” is authorized by a vote of TRW shareholders at the Special Meeting. The highly-conditional nature of the Northrop offer is detailed in the attached Schedule 14D-9.

      We ask that you do not assist Northrop in its efforts to pressure the TRW Board to take actions that it does not consider to be in the best interests of TRW and TRW’s shareholders. Accordingly, we ask that you vote “AGAINST” each of the Northrop Shareholder Proposals.

      IN LIGHT OF THE CONCLUSIONS OF THE TRW BOARD OF DIRECTORS THAT THE OFFER TO EXCHANGE AND THE NORTHROP SHAREHOLDER PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, THE TRW BOARD OF DIRECTORS HAS VOTED UNANIMOUSLY (WITH ONE (1) DIRECTOR ABSENT) TO RECOMMEND THAT SHAREHOLDERS VOTE “AGAINST” THE NORTHROP SHAREHOLDER PROPOSALS AND DISCARD NORTHROP’S GREEN PROXY CARD. THE TRW BOARD OF DIRECTORS RECOMMENDS THAT YOU RETURN THE ENCLOSED REVISED WHITE PROXY CARD WITH A VOTE AGAINST PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5.

      WE URGE YOU NOT TO FACILITATE NORTHROP’S OFFER, WHICH YOUR BOARD HAS DETERMINED TO BE FINANCIALLY INADEQUATE AND NOT IN THE BEST INTERESTS OF TRW SHAREHOLDERS. REMEMBER NORTHROP’S $47 PER SHARE OFFER IS LESS THAN THE CURRENT MARKET PRICE OF YOUR SHARES.

      IF YOU RETURN OR RETURNED TRW’S ORIGINAL WHITE PROXY CARD WHICH DOES NOT INCLUDE THE NORTHROP SHAREHOLDER PROPOSALS, OR HAVE PREVIOUSLY VOTED BY TELEPHONE OR THE INTERNET, YOU HAVE GIVEN TRW’S DESIGNATED PROXY HOLDERS DISCRETION TO VOTE AGAINST THE NORTHROP SHAREHOLDER PROPOSALS, AND THAT IS ALL YOU NEED TO DO IF YOU SUPPORT YOUR BOARD’S RECOMMENDATION. IF YOU WISH TO SPECIFY THE MANNER IN WHICH YOUR SHARES ARE VOTED ON PROPOSAL 3, PROPOSAL 4 AND PROPOSAL 5, PLEASE MARK, SIGN AND DATE THE ENCLOSED REVISED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. EXECUTION AND RETURN OF THE REVISED WHITE PROXY CARD IS INDEPENDENT OF ANY DECISION BY YOU TO TENDER YOUR TRW SHARES PURSUANT TO THE OFFER TO EXCHANGE AND WILL NOT PRECLUDE YOU FROM ATTENDING THE ANNUAL MEETING, OR FROM VOTING IN PERSON.

      SUPPORT YOUR BOARD OF DIRECTORS AND ENSURE THAT YOUR BEST INTERESTS, NOT NORTHROP’S, ARE SERVED. WE URGE YOU NOT TO VOTE FOR THE NORTHROP SHAREHOLDER PROPOSALS AND NOT TO RETURN NORTHROP’S GREEN PROXY CARD.

      IF YOU HAVE ALREADY SIGNED NORTHROP’S GREEN PROXY CARD, AND YOU WISH TO CHANGE YOUR VOTE, YOU MAY REVOKE SUCH PROXY AT ANY TIME PRIOR TO ITS EXERCISE AT THE ANNUAL MEETING.

EMPLOYEE PLAN VOTING

      Certain TRW shares are held for the benefit of plan participants of The TRW Employee Stock Ownership and Savings Plan (the “US Plan”), the TRW Canada Stock Savings Plan (the “Canada Plan”), and the TRW UK Share Purchase Plan (the “UK Plan” and together with the US Plan and the Canada Plan, the “Plans”). The Plans contain pass-through voting provisions for the participants of the Plans, with shares that are allocated to a participant’s account voted in accordance with the instructions of the participant by the trustees of the respective plan responsible for voting (the “Trustees”).

      PARTICIPANTS IN THE PLANS CAN ONLY VOTE TRW SHARES HELD IN THE PLANS ON THEIR BEHALF BY INSTRUCTING THE RELEVANT TRUSTEE ON THE TRUSTEE’S VOTING INSTRUCTION CARD PROVIDED TO PARTICIPANTS FOR THAT PURPOSE.

US Plan

      With respect to TRW shares held in the US Plan, shares allocated to a participant who signs a voting instruction card but does not indicate or give instructions how such shares are to be voted, will be voted by the Trustees of such Plan in accordance with the Trustees’ fiduciary judgment. In the event the Trustees of the US Plan determine, in the exercise of their fiduciary responsibilities under ERISA, they cannot follow a participant’s instructions, or a participant does not return or properly complete the voting instruction card, the Trustees will vote the shares allocated to such participant’s account in accordance with their fiduciary judgment. If you returned or return a WHITE voting instruction card which does not include Proposal 3, Proposal 4 and Proposal 5 or have previously voted by telephone or the Internet and do not send the revised WHITE card included with this Supplement or any green voting instruction card furnished to you by Northrop, your TRW shares will be voted by the Trustees of the US Plan in accordance with the Trustees’ fiduciary judgment.

      In order to permit sufficient time to tabulate voting instruction cards, a participant’s instructions must be received no later than April 22, 2002.

Canada Plan

      With respect to TRW shares held in the Canada Plan, shares allocated to a participant who signs a revised WHITE voting instruction card but does not indicate or give instructions how such shares are to be voted will be voted for Proposals 1 and 2 and against the Northrop Shareholder Proposals. If you returned or return a WHITE voting instruction card which does not include Proposal 3, Proposal 4 and Proposal 5 or have previously voted by telephone or the Internet and do not send the revised WHITE card included with this Supplement or any green voting instruction card furnished to you by Northrop, your TRW shares will not be voted with respect to the Northrop Shareholder Proposals.

      In the event a participant does not return or sign a voting instruction card, the shares allocated to such participant’s account will not be voted at the Annual Meeting.

      In order to permit sufficient time to tabulate voting instruction cards, a participant’s instructions must be received no later than April 18, 2002.

UK Plan

      With respect to TRW shares held in the UK Plan, shares allocated to a participant who signs a voting instruction card but does not indicate or give instructions how such shares are to be voted will not be voted by the Trustee of the Plan.

      In the event a participant does not specify voting instructions, the shares allocated to such participant’s account will not be voted at the Annual Meeting. If you returned or return a WHITE voting instruction card which does not include the Northrop Shareholder Proposals or have previously voted by telephone or the Internet and do not send the revised WHITE card included with this Supplement or any green voting instruction furnished to you by Northrop, your TRW shares will not be voted with respect to the Northrop Shareholder Proposals.

      In order to permit sufficient time to tabulate voting instruction cards, a participant’s instructions must be received no later than April 21, 2002.

SOLICITATION AND CERTAIN OTHER INFORMATION

      Proxy solicitations may be made by mail, telephone, telegram, telecopier, electronic mail, the Internet and other electronic means and in person. Solicitations may be made by Directors, officers, investor relations personnel and other employees of TRW, none of whom will receive additional compensation for such solicitations. TRW has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the TRW shares they hold of record. TRW will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers. TRW is no longer permitting shareholders to vote their proxies via telephone or the Internet.

      TRW has retained Georgeson Shareholder Communications Inc. (“Georgeson”) for solicitation and advisory services in connection with the Annual Meeting. Georgeson will receive a fee of approximately $150,000 for its services and reimbursement of out-of-pocket expenses in connection therewith. The Company has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. Georgeson will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

8

      The entire expense of the solicitation of proxies by the Board of Directors of TRW for the Annual Meeting is being borne by TRW.

ADDITIONAL INFORMATION

      Certain additional information relating to, among other things: (i) the background relating to the Offer to Exchange and the Northrop Shareholder Proposals, (ii) the reasons for the TRW Board’s recommendation regarding the Offer to Exchange, (iii) certain litigation related to Northrop and the Offer to Exchange and (iv) certain applicable provisions of Ohio law including the Ohio Control Share Acquisition Law (Section 1701.831 of the Ohio Revised Code) are contained in the Schedule 14D-9 attached hereto as Exhibit A.

FORWARD-LOOKING STATEMENTS

      This Supplement contains certain “forward-looking statements” that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and TRW is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company’s control. Further, the Company’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company’s operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the automotive business or that such spin-off will be complete within six to nine months; (iii) that the Company will be successful in reducing the amount of its indebtedness, or that the methods described for debt reduction will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company’s strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company’s operating cash flows in 2002, that such amounts will be utilized to reduce the amount of the Company’s indebtedness; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company’s costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

9

OTHER INFORMATION

      The information concerning Northrop and the Offer to Exchange contained herein has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although TRW has no knowledge that would indicate that statements relating to Northrop and the Offer to Exchange contained in this Supplement in reliance upon publicly available information are inaccurate or incomplete, it has not to date had access to the books and records of Northrop, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, TRW does not take any responsibility for the accuracy or completeness of such information or for any failure by Northrop to disclose events that may have occurred and may affect the significance or accuracy of any such information.

      We urge you NOT to sign or return Northrop’s green proxy card. If you are a shareholder of record or own your shares in “street name” and return or returned TRW’s original WHITE proxy card or have previously voted by telephone or Internet, you have given TRW’s designated proxy holders discretion to vote on the Northrop Shareholder Proposals and that is all you need to do if you support your Board’s recommendation to vote “AGAINST” the Northrop Shareholder Proposals. Participants who own shares through the Company’s stock-based employee plans must vote on a revised voting instruction card which contains the Northrop Shareholder Proposals if they desire to direct the manner in which such shares are voted on the Northrop Shareholder Proposals. If you wish to specify the manner in which your shares are to be voted on the Northrop Shareholder Proposals, you should mark, sign, date and return the accompanying revised WHITE proxy card.

IMPORTANT

     PLEASE DO NOT RETURN ANY GREEN PROXY CARD FOR ANY REASON. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY CARD SENT IN FOR ANY REASON COULD INVALIDATE PREVIOUS PROXY CARDS SENT BY YOU TO SUPPORT YOUR COMPANY.

     If you return or returned TRW’s original WHITE proxy card which does not include the Northrop Shareholder Proposals, or have previously voted by telephone or the Internet, you have given TRW’s designated proxy holders discretion to vote on the Northrop Shareholder Proposals and that is all you need to do if you support your Board’s recommendation to vote AGAINST the Northrop Shareholder Proposals. Participants who own shares through the Company’s stock-based employee plans must vote on a revised voting instruction card which contains the Northrop Shareholder Proposals if they desire to direct the manner in which such shares are voted on the Northrop Shareholder Proposals.

     If you wish to specify the manner in which your shares are to be voted on the Northrop Shareholder Proposals, you should mark, sign, date and return the accompanying revised WHITE proxy card. Please take a moment to SIGN, DATE and promptly MAIL your revised WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign the revised WHITE proxy card with respect to your shares and, with respect to the Northrop Shareholder Proposals, only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed revised WHITE instruction card in the postage-paid envelope provided. To ensure that your shares are voted, you should contact the person responsible for your account.

     If you have any questions or need assistance in voting your shares, please call:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 STATE STREET
10th FLOOR
NEW YORK, NEW YORK 10004
CALL TOLL FREE: (866) 649-8030

10

EXHIBIT A

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14D-9*

Solicitation/ Recommendation Statement Under
Section 14(d)(4) of the Securities Exchange Act of 1934

TRW INC.

(Name of Subject Company)

TRW INC.

(Name of Person(s) Filing Statement)

Common Stock, Par Value $0.625 Per Share

Cumulative Serial Preference Stock II, $4.40 Convertible Series 1
Cumulative Serial Preference Stock II, $4.50 Convertible Series 3

(Title of Class of Securities)

872649108

872649504
872649603
(CUSIP Number of Class of Securities)

William B. Lawrence

Executive Vice President, General Counsel and Secretary
TRW Inc.
1900 Richmond Road
Cleveland, Ohio 44124
(216) 291-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notice and

Communications on Behalf of the Person(s) Filing Statement)

With copies to:

Peter Allan Atkins

Eric L. Cochran
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

*	This Schedule 14D-9 is a composite of TRW’s initial Schedule 14D-9 as filed by the Company on March 13, 2002, Amendment No. 1 thereto as filed by the Company on March 25, 2002, and Amendment No. 2 thereto as filed by the Company on April 2, 2002.

ITEM 1.     SUBJECT COMPANY INFORMATION.

      (a) The name of the subject company is TRW Inc., an Ohio corporation (the “Company” or “TRW”), and the address and telephone number of the Company’s principal executive offices is 1900 Richmond Road, Cleveland, Ohio 44124, (216) 291-7000.

      (b) The title of the class of equity securities to which this statement relates is the Company’s Common Stock, par value $0.625 per share (the “Common Shares”), Cumulative Serial Preference Stock II, $4.40 Convertible Series 1 (the “Series 1 Shares”), and Cumulative Serial Preference Stock II, $4.50 Convertible Series 3 (the “Series 3 Shares”). The term “Shares” refers to Common Shares, Series 1 Shares and Series 3 Shares, collectively. As of March 11, 2002, there were 126,627,244 Common Shares outstanding, 29,062 Series 1 Shares outstanding and 54,229 Series 3 Shares outstanding.

ITEM 2.     IDENTITY AND BACKGROUND OF FILING PERSON.

      (a) Name and Address of Person Filing this Statement

      The Company’s name, address and business telephone number are set forth in Item 1(a) above, which information is incorporated herein by reference, and TRW is the person filing this statement. The Company’s website address is www.TRW.com. The information on the Company’s website should not be considered a part of this Statement.

      THIS SCHEDULE 14D-9 DOES NOT CONSTITUTE A SOLICITATION OF PROXIES IN CONNECTION WITH THE COMPANY’S SPECIAL MEETING OF SHAREHOLDERS UNDER THE OHIO CONTROL SHARE ACQUISITION STATUTE. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

      (b) Tender Offer of the Purchaser

      This statement relates to the exchange offer by Northrop Grumman Corporation (“Northrop”) pursuant to which each outstanding Common Share may be exchanged for a number of shares of Northrop common stock equal to $47.00 per Common Share divided by the average of the closing prices of Northrop common stock over five consecutive trading days prior to the expiration of the offer (the “Exchange Ratio”), but in no event will the Exchange Ratio be more than 0.4563 ($47.00/$103.00) or less than 0.4159 ($47.00/$113.00). Each outstanding Series 1 Share and Series 3 Share may be exchanged for a number of shares of Northrop common stock equal to the then-effective conversion rate for such preferred shares multiplied by the Exchange Ratio. The offer is on the terms and subject to the conditions set forth in the Northrop’s offer to exchange, dated March 4, 2002, and in the related letter of transmittal. The value of the consideration offered per share, together with all terms and conditions of Northrop’s exchange offer, is referred to herein as the “Offer.”

      The Offer is disclosed in a Tender Offer Statement on Schedule TO, dated March 4, 2002, filed by Northrop with the Securities and Exchange Commission. The Schedule TO states that the address of Northrop’s principal executive officers is 1840 Century Park East, Los Angeles, California 90067. Northrop’s telephone number at such location is (310) 553-6262.

ITEM 3.     PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

      Except as described (i) in this statement and (ii) on pages 12 and 30 through 35 of TRW’s Proxy Statement, dated March 4, 2002, sent by TRW to its shareholders in connection with its 2002 Annual Meeting of Shareholders (the “2002 Proxy Statement”), which is Exhibit (e)(1) to this statement and was previously filed with the Securities and Exchange Commission, there are no material agreements, arrangements, or understandings, or any actual or potential conflicts of interest between TRW or its affiliates and (1) its executive officers, directors or affiliates or (2) Northrop or any of its executive officers, directors or affiliates. The above referenced pages from the 2002 Proxy Statement are incorporated herein by reference.

      (a) Arrangements with Executive Officers and Directors of TRW.

      If the directors and executive officers of the Company who own Shares exchange their Shares in the Offer, they will receive the offer consideration for their Shares on the same terms and conditions as the other public shareholders. As of March 11, 2002, the directors and executive officers of TRW beneficially owned in the aggregate 190,013 Common Shares (excluding unvested shares of restricted stock, options to purchase Common Shares that are currently exercisable or that become exercisable within 60 days) and no Series 1 Shares or Series 3 Shares. If they were to exchange all of their Shares in the Offer and the Offer was consummated, they would receive, depending on the Exchange Ratio, an aggregate amount of between 77,946 and 85,518 shares of Northrop common stock for the Common Shares referred to above. In addition, as of March 11, 2002, the directors and executive officers of the Company held 89,428 phantom units of TRW Common Shares in certain nonqualified plans.

      As of March 11, 2002, the directors and executive officers of the Company held (i) options to purchase 1,808,900 Common Shares, 1,090,730 of which had vested as of such date, with exercise prices ranging from $32.32 to $57.97 and an aggregate weighted average exercise price of $44.76 per share, (ii) 35,371 unvested restricted stock units and (iii) 96,000 unvested shares of restricted stock. Upon a change in control of the Company, (i) all outstanding stock options will vest, (ii) all outstanding shares of restricted stock will vest and all restrictions thereon will immediately lapse and (iii) all outstanding restricted stock units will vest and be settled in Common Shares.

      As described on page 20 of the 2002 Proxy Statement, in February 2001 the Company adopted a new long-term strategic incentive program that is based on a three-year performance period, with a payout at the end of the period. The Company’s former strategic incentive program awarded performance from 1998 through 2000, with annual payments for increased performance over three successive years of the grant. In the transition to this program, two grants were made in 2001, consisting of performance units pursuant to which the grantees are entitled to receive the cash equivalent value of Common Shares in the event that certain profit and cash flow goals, weighted equally, are achieved. The first grant provides a possible payout with respect to each of 2001 and 2002. Although this grant extends over a two-year period, one-half of the total grant awarded is paid out with respect to each year based on actual performance compared to the goals set for the Company as a whole. Payments with respect to 2001 were made in February 2002 and payments with respect to 2002, if any, will be made in February 2003. A second grant was made in 2001 for performance for the period from 2001 through 2003, with any payout to be made in February 2004. In 2002, a grant was made for performance for the period from 2002 through 2004, with any payout to be made in February 2005, pursuant to which the grantees are entitled to receive the cash equivalent value of Common Shares in the event that certain profit and cash flow goals, weighted 40% and 60%, respectively, are achieved.

      Each of the Company’s executive officers has been awarded grants under the strategic incentive program. The terms of each outstanding grant provide that if a change in control occurs prior to the end of the applicable performance period, the officer will be entitled to receive a payment for the full performance period, assuming maximum performance on all goals. The cash value of the award is equal to the number of performance units payable multiplied by the average of the high and low sales prices for Common Shares for each day on which such shares are traded on the New York Stock Exchange during the 30 calendar days preceding the date the change in control occurs. If a change of control occurred on March 13, 2002, the executive officers as a group would receive an aggregate cash payment, as determined above, with respect to 572,000 shares, pursuant to the terms of outstanding awards under this program.

Director Compensation

      As disclosed on page 12 of the 2002 Proxy Statement, the current compensation package for non-employee Directors is comprised of the following components:

•	a base annual retainer of $80,000, fifty percent of which is automatically deferred in Common Shares;

•	an additional annual retainer of $7,000 for chairs of the Audit and the Compensation Committees;

•	an additional annual retainer of $5,000 for chairs of any other committees; and

•	an annual stock option grant to purchase 2,500 Common Shares, with an exercise price equal to the fair market value of Common Shares on the date of the grant.

      Payment of the automatic deferral portion of a Director’s retainer will not be made until the Director ceases to serve as a Director. Directors may elect to defer all or a portion of their retainer that is not automatically deferred into the Company’s Deferred Compensation Plan for Non-Employee Directors, which is an unfunded plan. Directors may elect to defer such amounts for various time periods selected prior to the beginning of the applicable year. Notwithstanding such election, if the Director specifically stipulates on his or her election form, the balance of the account will be immediately distributed upon a change in control of the Company. As of February 28, 2002, the Company’s aggregate liability for this plan to the current Directors was approximately $1.7 million.

Employment Agreements

      Robert H. Swan: Robert H. Swan joined TRW as Executive Vice President and Chief Financial Officer in July 2001. He is a participant in a Supplemental Executive Retirement Plan (“SERP”) under which all his years of service with his former employers, General Electric Company and Webvan Group, Inc., are credited for purposes of his TRW pension benefits, which benefits will be offset by the vested retirement benefits to be received from his prior employers. Mr. Swan’s SERP benefits vest at age 55.

      George C. Roman: George C. Roman joined TRW in December 2001 as Executive Vice President, Washington Operations. Under the terms of his employment arrangement with TRW, Mr. Roman is entitled to a severance package of 24 months salary and an annual target incentive bonus if his job is eliminated or he is terminated other than for cause at any time within the first three years of employment. In addition, Mr. Roman is reimbursed up to $4,000 per month for 24 months for temporary housing and will be provided a one-time dislocation allowance of $50,000, and reimbursed for relocation expenses when he relocates his family, plus a gross up payment for taxes on such amounts. Mr. Roman is also a participant in a SERP under which all his years of service with his former employer, The Boeing Company, are credited for purposes of his TRW pension benefit, which benefits will be offset by the vested retirement benefits to be received from his prior employer. Mr. Roman’s SERP benefits vest at age 55.

      Steven Lunn: The Company has an employment agreement with Steven Lunn that provides for payment of a salary and optional bonus determined by the Board of Directors in their discretion, as well as the provision of additional benefits as may be agreed upon between the Company and Mr. Lunn. The agreement further provides for full payment during any period of absence from work due to sickness or injury not exceeding 240 days during any two-year period, subject to certain conditions.

      The Company has the right to terminate Mr. Lunn’s employment for any reason upon at least two years’ notice in writing (or with pay in lieu of such notice) and Mr. Lunn may terminate his employment with the Company upon at least six months’ notice in writing. Under certain conditions described in his agreement, the Company may terminate Mr. Lunn’s employment for cause without notice.

      If Mr. Lunn is terminated without cause and without the two years’ notice described above, the Company has agreed to pay Mr. Lunn within five business days of his termination a payment in lieu of notice equal to two times (or such lower multiplier as is appropriate to take into account the unexpired period of notice) the sum of the following amounts: (a) Mr. Lunn’s gross base annual salary; (b) 15 percent of Mr. Lunn’s base salary on termination as compensation for all other remunerations or benefits; (c) the gross amount of the bonus, if any, paid or payable to Mr. Lunn in respect of the Company’s most recently completed fiscal year, as compensation for the loss of bonuses; and (d) the value by which a notional pension exceeds the actual pension in any relevant pension scheme. For this purpose, the actual pension is the amount of the deferred pension to which Mr. Lunn is entitled at the termination date, payable beginning at normal pension age under the relevant pension scheme. The notional pension is the amount of the deferred pension, payable beginning at normal pension age under the relevant pension scheme, to which Mr. Lunn would have been entitled if the Company had terminated his employment two years after the termination date (or at the end of any unexpired period of notice), but calculating the deferred pension on the basis of Mr. Lunn’s final pensionable earnings at the termination date. The value of the excess pension is calculated by applying the factors used by the trustees or managers of the relevant pension scheme for the purpose of calculating the capital value of a deferred pension at the termination date.

      Under the agreement, Mr. Lunn has agreed, both during and following termination of his employment with the Company, not to disclose or make use of any trade secrets or confidential information relating to the Company or its subsidiaries, except in the proper performance of his duties. Mr. Lunn has further agreed not to compete with the Company with respect to certain of the Company’s goods and services for a period of 12 months following the termination of his employment. Finally, under the agreement, any intellectual property right invented, developed, created or acquired by Mr. Lunn during the term of the agreement which relates to or is useful in connection with the Company’s business will become the property of the Company without any payment to Mr. Lunn.

      Wesley G. Bush: The Company has a memorandum of understanding with Wesley G. Bush, executed in connection with Mr. Bush’s relocation to the United Kingdom, that provides for payment of his salary and certain incentive compensation. In addition to customary benefits, the memorandum of understanding provides for reimbursement of certain expenses incurred in connection with his relocation to, and residence in, the United Kingdom.

Employment Continuation and Life Insurance Arrangements

      As described on pages 30 and 31 of the 2002 Proxy Statement, the Company has entered into agreements designed generally to assure continued management in the event of a change in control of the Company with its executive officers, other than Mr. Lunn.

      It is estimated that the aggregate maximum amount of cash severance payable to the executive officers as a group under these agreements with respect to salary and incentive pay, prior to any present value discount and not including payments with respect to employee benefits or incentive pay for the portion of the year worked prior to termination or any excise tax gross-up, would be approximately $20.8 million.

      As of March 11, 2002, an aggregate amount of $22.0 million was credited to the accounts of the Company’s executive officers under the Company’s nonqualified defined contribution plans. The agreements provide that the balance of an officer’s account in these unfunded plans will be immediately payable as part of any severance payment under the employment continuation agreements described above.

      The Company has established a trust related to funding payments that the Company would be required to make under the agreements described above upon a change in control. Under the terms of the trust, within 120 days following a potential change in control, the Company is required to fund the trust with amounts sufficient to fund the Company’s obligations under the agreements. At the present time the Company has not funded the trust. A potential change in control occurs if any of the following events occur: (a) the Company enters into a letter of intent, agreement in principle or other agreement, the consummation of which would result in a change in control, as defined in the agreements, (b) any person, including the Company, makes a public announcement stating a present intention to take actions that, if consummated, would constitute a change in control or (c) any person, other than the Company or its benefit plans, is or becomes the beneficial owner of 15 percent or more of the combined voting power of the voting stock of the Company. The public disclosure by Northrop on February 22, 2002 of its unsolicited proposal to the Company to provide all of the Company’s shareholders with $47.00 in Northrop common stock for each Common Share to be received in a tax-free merger constituted a potential change in control. The trust is revocable at the option of the Company until a change in control occurs, after which it is irrevocable.

      (b) Transactions with Northrop

      TRW, in the ordinary course of business, frequently enters teaming arrangements relating to large government and commercial programs with various companies, including Northrop, in either a prime or subcontractor capacity. Presently TRW and Northrop may be performing their obligations as participants in such arrangements for numerous contracts that were previously awarded and may be preparing proposals in response to bid requests from various government and commercial customers. Teaming arrangements may be formed in connection with, among other things, new programs related to Space-Based Infrared Systems from Low Earth Orbit and Space-Based Radar.

      There are no other material agreements, arrangements or understandings or potential conflicts of interest, between the Company, or its affiliates, on the one hand, and Northrop or its respective executive officers, directors or affiliates, on the other.

ITEM 4.     THE SOLICITATION OR RECOMMENDATION.

      (a) Solicitation/ Recommendation

      After careful consideration, including a thorough review of the Offer with the Company’s independent financial and legal advisors, the Board of Directors unanimously determined that the Offer is financially inadequate and not in the best interests of TRW shareholders. The Board believes that the Offer grossly undervalues TRW’s businesses, including its premier franchise in the defense industry, does not adequately reflect the true value of TRW’s unique market position and business opportunities, and is not consistent with the Board’s objective of enhancing shareholder value. The Board believes that the Company can deliver more value to its shareholders than the Offer by continuing to execute its plan to reduce the Company’s indebtedness, and then separate the Company’s operating businesses in a tax efficient manner.

      Accordingly, the Board of Directors unanimously recommends that you reject the Offer and not exchange your Shares pursuant to the Offer.

      A form of letter communicating the Board of Directors’ recommendation to you and a press release relating to the recommendation to reject the Offer are filed as Exhibits (a)(1) and (a)(2) to this document and are incorporated herein by reference.

      (b) Background of the Transaction

      From time to time, TRW and Northrop have had informal discussions regarding possible business combination transactions, including in depth discussions between August and December 1998. However, no agreement was reached at that time. Between 1999 and 2001, there were limited contacts between the Company and Northrop. In October and December of 2001, there were brief discussions about possible business combination transactions initiated by Northrop.

      On February 19, 2002, the Company announced the resignation of David M. Cote, Chairman, President and Chief Executive Officer, following his acceptance of a position with Honeywell International Inc. As a result of Mr. Cote’s unexpected departure, the Board established a Chief Executive Office to direct the Company while it sought a permanent successor. The Chief Executive Office includes Philip A. Odeen as Non-Executive Chairman; Timothy W. Hannemann, who represents the combined Aerospace and Information Systems businesses and continues to serve as President and Chief Executive Officer of Space & Electronics; and John C. Plant, who continues as President and Chief Executive Officer of the Company’s Automotive business. Mr. Odeen was also elected to the Board of Directors. Director Kenneth W. Freeman, chairman of the Compensation Committee, was appointed lead Director to interact on a regular basis with members of the Chief Executive Office and to lead the Board’s search committee for a new Chief Executive Officer.

      In a letter to the Company dated February 21, 2002, Northrop made an unsolicited proposal to the Company to provide all of the Company’s shareholders with $47.00 in Northrop common stock for each Common Share to be received in a tax-free merger (the “Proposal”). Northrop requested a response to its Proposal by February 27, 2002. Northrop also publicly disclosed its Proposal on February 22, 2002. On February 22, 2002, the Company acknowledged receipt from Northrop of its unsolicited Proposal. The Company stated that it would address the Proposal in order to determine the appropriate course, which would serve the best interests of the Company’s shareholders and other constituencies.

      On February 22, 2002, the Board of Directors met with the Company’s management and the Company’s independent financial and legal advisors to discuss Northrop’s unsolicited Proposal. At the February 22, 2002 meeting, the Board of Directors considered on a preliminary basis the terms of the Proposal and directed the

Company’s management and independent financial and legal advisors to analyze carefully the Proposal in the next several days.

      On February 26, 2002, the Company advised Northrop that the Board would address the Proposal promptly and in an orderly manner and would respond in a timely fashion, but not before the close of business on February 27, 2002.

      On February 28, 2002, the Board of Directors of the Company met with the Company’s management and the Company’s independent financial and legal advisors to further assess Northrop’s unsolicited Proposal. The Board reviewed, among other things, the Proposal, strategic alternatives and business opportunities with its senior management and its independent financial and legal advisors. The main strategic alternatives and business opportunities reviewed were a standalone business alternative in which the Company would remain independent in its current configuration, an alternative in which the Company would reduce the amount of its indebtedness and separate its business units and an alternative in which the Company would be sold as a whole. The Board of Directors of the Company considered, among other things, certain timing and tax implications associated with these alternatives. The Board noted that while there where timing differences among the alternatives, it did not consider the timing differences to have a significant impact on the Company’s ability to enhance shareholder value. The Board of Directors of the Company considered that separation of the Company’s business units could be done in a tax-efficient manner. In addition, at the February 28, 2002 meeting, the Board considered potential responses in summary form to the Proposal that the Company could make once the Board determined its recommendation regarding the Proposal.

      On March 3, 2002, the Board of Directors of the Company met again to further consider, and to discuss, the response to the Proposal. At the meeting, the Board reviewed again the strategic alternatives and business opportunities considered at the February 28, 2002 meeting. In connection with this review, the Board considered the risks associated with each alternative. With respect to the standalone business alternative, the risks associated with executing the Company’s business plan included the risk of meeting or exceeding earnings expectations and general stock market risks. With respect to the alternative involving separation of the Company’s business units, the risks considered included the ability to effect, and cost of effecting, a separation. With respect to the alternative in which the Company would be sold, the risks considered included risks associated with successfully negotiating an acquisition agreement, risks that the transaction would not close even if an acquisition agreement were signed and, if the consideration offered involved the Company’s shareholders receiving stock of an acquiror, the risk that the value of such stock would decline. After careful consideration, including consultation with independent financial and legal advisors, the Board concluded that the Proposal was financially inadequate. At the March 3, 2002 meeting, Goldman, Sachs & Co. (“Goldman Sachs”) and Credit Suisse First Boston Corporation (“Credit Suisse First Boston” and, together with Goldman Sachs, the “Financial Advisors”), the Company’s independent financial advisors, discussed with the Board of Directors Northrop and the financial aspects of the unsolicited Proposal. Goldman Sachs delivered its opinion in connection with the Proposal to the effect that, as of the date of the opinion, the Proposal was inadequate and Credit Suisse First Boston delivered its opinion in connection with the Proposal, to the effect that, as of the date of the opinion, the Proposal was inadequate to the TRW shareholders from a financial point of view.

      The Board of Directors noted its belief that the Proposal grossly undervalued TRW’s advanced portfolio of technology and market leadership positions in space, defense, information systems, commercial aerospace and automotive parts, and was not consistent with the Board’s objective of enhancing shareholder value. In reaching its determination that the Proposal was not consistent with the Board’s objective of enhancing shareholder value, the Board determined that the strategic alternatives and business opportunities involving a separation of the Company’s business units that were considered by the Board of Directors at the February 28, 2002 meeting were likely to produce greater value than the Proposal. The Board authorized the issuance of a press release and delivery of a letter to Northrop communicating its determination. Accordingly, on March 3, 2002, the Company issued a press release announcing the Board’s unanimous rejection of the Proposal. In addition, the letter authorized by the Board of Directors was sent by Messrs. Odeen and Freeman to Mr. Kresa stating the Board’s reasons for rejecting the Proposal. A copy of the letter is attached hereto as Annex A.

      On March 3, 2002, Northrop issued a press release announcing the commencement of the Offer.

      On March 4, 2002, the Company issued a press release acknowledging Northrop’s announcement of the unsolicited Offer. The Company stated that its Board of Directors would review the Offer in order to determine the appropriate course which would serve the best interests of TRW’s shareholders. The press release urged shareholders to take no action at that time, and await the recommendation of the TRW Board.

      On March 4, 2002, Northrop commenced the Offer for all outstanding Common Shares, Series 1 Shares and Series 3 Shares. Pursuant to the Offer, each Common Share would be exchanged for a number of shares of common stock of Northrop equal to $47, provided that the average market price of Northrop’s common stock (as described below) is between $103 and $113 per share. The exact exchange ratio would be determined by dividing $47 by the average of the closing price of Northrop common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer, but in no event would the number of shares of Northrop common stock exchanged be more than 0.4563 ($47/$103) or less than 0.4159 ($47/$113). Each of the Series 1 Shares and the Series 3 Shares would be exchanged for a number of Northrop common stock equal to the exchange ratio described above multiplied by the effective conversion rate for the shares of Series 1 Stock and Series 3 Stock.

      On March 4, 2002, Northrop delivered an acquiring person statement requesting the calling of the Special Meeting.

      On March 4, 2002, Northrop filed a lawsuit in the United States District Court for the Northern District of Ohio against TRW, the Attorney General of Ohio, and the Director of Ohio’s Department of Commerce. The lawsuit, which was filed in conjunction with the Offer, challenges the constitutionality of Ohio’s Control Share Statute, Merger Moratorium Statute, and Control Bid Statute, each of which is described in Item 8 below. The complaint seeks declaratory and injunctive relief, as well as costs of the suit.

      On March 4, 2002, TRW filed a lawsuit in the United States District Court for the Southern District of Ohio against Northrop, the Attorney General of Ohio, the Director of Ohio’s Department of Commerce and the Commissioner of Ohio’s Division of Securities. The lawsuit seeks a judgment that Ohio’s Control Share Statute, Merger Moratorium Statute, and Control Bid Statute are constitutional. The complaint seeks declaratory relief, as well as costs of the suit.

      On March 8, 2002, the Board of Directors of the Company met with the Company’s management and the Company’s independent legal and financial advisors primarily to discuss, among other matters, the commencement of Northrop’s exchange offer and Northrop’s preliminary proxy statement to permit the acquisition of the Shares in accordance with the Ohio Revised Code. At the March 8, 2002 meeting, the Board of Directors considered the timing associated with the preliminary proxy statement filed by Northrop.

      On March 12, 2002, the Board of Directors of the Company held a special meeting at which it again reviewed the Offer with senior management and the Company’s independent legal and financial advisors. At the meeting, the Board again considered the strategic alternatives and business opportunities, including the standalone business alternative in which the Company would remain independent in its current configuration, the alternative in which the Company’s business units would be separated and the alternative in which the Company would be sold as a whole. In particular, the Board determined that it believed that the alternative in which the Company’s business units would be separated would deliver greater value to the Company’s shareholders than the Offer. In addition, the Company’s independent financial advisors discussed their financial analyses of the Offer. Each of Goldman Sachs and Credit Suisse First Boston delivered an opinion to the effect that, as of the date of such opinions, the Offer is inadequate to the holders of Common Shares from a financial point of view. After discussion with the Company’s senior management and its independent legal and financial advisors, the Board unanimously determined, among other things, that the Offer grossly undervalues TRW’s businesses, including its premier franchise in the defense industry, does not adequately reflect the true value of TRW’s unique market position and business opportunities, and is not consistent with the Board’s objective of enhancing shareholder value. The Board authorized, among other things, the issuance of a press release and the filing of a recommendation statement with the Securities and Exchange Commission. Accordingly, on March 13, 2002, the Company issued a press release announcing the Board’s unanimous rejection of the Proposal.

      On March 18, 2002, Northrop filed a preliminary proxy statement in connection with the Annual Meeting of TRW Shareholders (the “Annual Meeting”). The Northrop proxy statement (as filed in definitive form on April 1, 2002) stated that Northrop intended to propose three shareholder resolutions (the “Northrop Shareholder Proposals”) at the Annual Meeting. The first resolution relates to the provision to Northrop of non-public information relating to TRW. The second relates to a request that TRW establish a committee of “independent directors” to evaluate the Offer. The third resolution relates to shareholder decisions and actions regarding Northrop’s Offer.

      On March 22, 2002, the Board of Directors of the Company met with the Company’s management and the Company’s independent legal and financial advisors to discuss, among other matters, the Northrop Shareholder Proposals. After discussion with the Company’s management and its independent legal and financial advisors, the Board unanimously (with one director absent) determined that the Northrop Shareholder Proposals are not consistent with the Board’s objective of enhancing shareholder value and are not in the best interests of TRW’s shareholders. TRW plans to begin mailing, on April 2, 2002, to its shareholders a supplement to its proxy statement for the Annual Meeting that will set forth the recommendation of the Board that the Company’s shareholders vote AGAINST the Northrop Shareholder Proposals and the reasons for such recommendation.

      On March 29, 2002, Northrop announced that it was extending the Offer until midnight on April 12, 2002.

      (c) Reasons for the Recommendation

      After careful consideration, including a thorough review of the Offer with TRW’s independent financial and legal advisors, the Board of Directors unanimously determined that the Offer was financially inadequate and that TRW’s shareholders should vote AGAINST the authorization of the Control Share Acquisition.

      In reaching the conclusion that the Offer is financially inadequate and the recommendation described above, the TRW Board of Directors consulted with its senior management and its independent legal and financial advisors and took into account numerous factors, including but not limited to the following:

(i) The Board of Directors had recently evaluated the Company’s strategic plan which reaffirmed the strength of TRW’s advanced portfolio of technology and its market leadership positions in space, defense, information systems, commercial aerospace and automotive parts. As part of the reaffirmation, the Board concluded that its advanced portfolio and market leadership positions would likely result in an improvement in the Company’s financial performance, leading to an increase in the value of the Company’s stock;

(ii) The Board of Directors considered its discussions with Goldman Sachs and Credit Suisse First Boston at the meetings of the Board held on February 28, March 3, March 8 and March 12, 2002 concerning Northrop and the financial aspects of the Proposal made by Northrop on February 22, 2002 and the Offer. On March 12, 2002, each of Goldman Sachs and Credit Suisse First Boston delivered an opinion to the effect that, as of the date of such opinions, the Offer is inadequate to the holders of Common Shares from a financial point of view (See “Certain Matters Relating to Financial Advisors” below);

(iii) The Offer price has remained below the current market price since the public announcement of the Proposal on February 22, 2002. The closing price per share of the Common Shares on the New York Stock Exchange on March 12, 2002, the last trading day prior to the date of the Board’s recommendation, was $50.28, which is higher than Northrop’s Offer price of $47 per Common Share;

(iv) The Board of Directors believes that the timing of the Offer represents an opportunistic attempt by Northrop to acquire one of the defense industry’s premier franchises at a time when TRW’s stock price was temporarily depressed. For the three trading days prior to the public announcement of Mr. Cote’s resignation (February 14, 15 and 18, 2002), the Common Shares closed at between $44.64 and $45.04 per share with an average price of $44.81 per share. For the three trading days following the public announcement of Mr. Cote’s resignation until the public announcement of the Proposal (February 19, 20 and 21, 2002), the Common Shares closed at between $38.80 and $41.75 per share with an average price of $40.12 per share. From the date of the public announcement of the Proposal through March 12, 2002, the Common Shares closed at between $50.05 and $51.55 per share with an average price of $50.45 per share;

(v) The Board considered several key economic trends in the automotive, space and defense, and commercial aerospace sectors that the Board believes will have a positive impact on TRW’s three principal industries. In this regard, the Board noted, among other things, that (a) in the automotive sector, forecasts by independent third parties for 2002 North American light vehicle production, when compared with forecasts prepared in late 2001, showed a significant improvement from earlier estimates, (b) in the defense sector, the U.S. defense procurement and research, development, test and evaluation budget is projected to have a 7.2% compound annual growth rate through 2006, with emphasis in many technologies and arenas where TRW is a leader; and (c) in the commercial aerospace sector, Air Transport Association of America (“ATA”), a trade organization for airlines in the United States, has compiled statistics showing that between September 2001 and January 2002, the commercial aerospace industry has begun to stabilize; specifically, ATA has noted that during this period, with respect to airlines in the United States, Available Seat Miles (meaning one seat flown one mile) has increased 9.6%, and Revenue Passenger Miles (meaning one paying passenger flown one mile) has increased 22.6%;

(vi) The assessment of the Company’s senior management, after consultation with the Financial Advisors and consideration of the financial analyses described in “Certain Matters Relating to Financial Advisors” below, that the Company’s businesses, in the aggregate, have significantly greater value than the Offer, and that the Company has various alternatives, which the Company had been exploring, to reduce its financial leverage and realize value through the tax efficient separation of its operating businesses. In considering these alternatives, the Board reviewed analyses of the range of potential values and an assessment of potential execution risks and timing associated with each alternative, as well as the likely tax implications of each alternative to the Company and its shareholders;

(vii) The Company intends to continue to pursue, with a target for completion within six to nine months, its plan to unlock value in the Company by reducing the amount of the Company’s indebtedness and then separating the automotive business in a tax efficient manner. The Company would create two appropriately capitalized, independent, publicly traded companies: one would hold its automotive business and the other would hold the Company’s other operating businesses. The debt reduction by the Company may include the sale of, or issuance of equity in, one or more operating businesses;

(viii) The Company already has achieved significant success in executing its debt reduction plan by reducing net debt approximately $3.9 billion over the past three years;

(ix) The Company expects annual earnings per share to grow from $2.36, before unusual charges, in 2001 to at least $3.30 in 2002, including a $.70 per share favorable impact from the adoption of Financial Accounting Standard 142, relating to goodwill;

(x) Since announcement of the Proposal on February 22, 2002, the Company and its Financial Advisors have received unsolicited indications of interest from third parties with respect to transactions with the Company as a whole which would involve a separation of the automotive business. In addition, the Company has received unsolicited indications of interest from third parties with respect to each of its operating businesses as well as a private equity investment in the entire Company. TRW is engaged in preliminary discussions with third parties concerning transactions involving all or a portion of the automotive business, and the Company commenced preliminary negotiations for a potential sale of its Aeronautical Systems Group.

(xi) If Northrop’s common stock, which closed at $109.47 on March 12, 2002, declines on average below $103 during the period specified by Northrop prior to the expiration of the Offer, TRW shareholders will receive less than $47 per share in value because the Offer has an exchange ratio “collar” around its purported $47 per share Offer. In this regard, the Board noted that, due to the inclusion of the collar in the Offer, the terms of the Offer are even less favorable to TRW shareholders than the uncollared, merger proposal implied by Northrop in its February 21, 2002 letter that was previously rejected by TRW’s Board. The Board further noted, however, that if Northrop’s common stock increases on average above $113, TRW shareholders could receive more than $47 per share in value;

(xii) The Board of Directors considered the form of consideration to be paid to holders of Shares in the Offer and the uncertainty of value of such consideration compared to cash consideration. The Board of Directors was aware that Northrop had announced that it believes that the consideration to be received by the holders of Shares in the Offer would not be taxable to such holders for federal income tax purposes; and

(xiii) The Board of Directors believes that the Offer is highly conditional, which, in the Board’s view, results in significant uncertainty that the Offer will be consummated. Specifically, the Board considered that the Offer was subject to the following conditions, among others:

(1) Northrop Shareholder Approval Condition. The issuance of shares of Northrop common stock — pursuant to the Offer and the proposed follow-on merger as described in the Offer must be approved by the shareholders of Northrop;

(2) No Material Adverse Change Condition. No change must have occurred or been threatened (or any condition, event or development must have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of TRW or any of its subsidiaries that, in the reasonable judgment of Northrop, is or may be materially adverse to TRW or any of its subsidiaries, and Northrop must not have become aware of any facts that, in its reasonable judgment, have or may have material adverse significance with respect to either the value of TRW or any of its subsidiaries or the value of the capital stock of TRW to Northrop;

(3) Merger Moratorium Condition. The tender of Shares must be effective, which pursuant to the terms of the Offer, will not occur until such time as Section 1704 of the Ohio Revised Code does not prohibit or delay the merger described in the Offer. No tender of TRW Shares will be effective, and Northrop will have no right to acquire tendered Shares prior to such time. Under Section 1704, absent approval of the TRW Board, Northrop would be permitted to consummate the merger described in the Offer only after the expiration of a period of three years following the consummation of the Offer and either the approval of the merger by holders representing a super-majority of Shares or Northrop’s compliance with certain fair price provisions;

(4) Control Share Condition. The acquisition of Shares pursuant to the Offer must have been approved by the TRW shareholders for purposes of Section 1701.831 of the Ohio General Corporation Law so that Northrop can consummate the Offer, or Northrop must be satisfied, in its sole discretion, that such law is invalid or otherwise inapplicable to the Offer;

(5) Control Bid Condition. The waiting period during which the Ohio Division of Securities may suspend the Offer under Title 17 of the Ohio Revised Code, without the occurrence of any such suspension, must have terminated or expired or Northrop must be satisfied, in its sole discretion, that such law is inapplicable or invalid;

(6) No Impairment Condition. TRW must not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Northrop’s ability to acquire TRW or otherwise diminishing the value of the acquisition of TRW;

(7) Minimum Tender Condition. Such number of Shares must be tendered so that, after consummation of the Offer, Northrop owns a number of Shares which constitute a majority of the then outstanding Common Shares on a fully-diluted basis; and

(8) Antitrust Condition. The applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Council Regulation (EEC) No. 4064/89 of the Council of the European Union and any other applicable similar foreign laws or regulations must have expired or been terminated.

      Additional information concerning aspects of the Company’s strategic plan to reduce the Company’s indebtedness, which may include separating the automotive business in a tax efficient manner and may include the sale of certain businesses and/or the issuance of equity, is further described in the Company’s investor presentation set forth in Annex B which is attached hereto.

      In light of the above factors, the TRW Board determined that the Offer is not in the best interests of TRW and TRW’s shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRW’S SHAREHOLDERS REJECT THE OFFER AND NOT EXCHANGE THEIR SHARES PURSUANT TO THE OFFER.

      The foregoing discussion of the information and factors considered by the TRW Board is not intended to be exhaustive but addresses all of the material information and factors considered by the TRW Board in its consideration of the Offer. In view of the variety of factors and the amount of information considered, the TRW Board did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that shareholders reject the Offer. Such determination was made after consideration of all the factors taken as a whole. There is no assurance that the Company will be successful in executing its plan to reduce the amount of the Company’s indebtedness and separate the automotive business in a tax-efficient manner or that, if executed, the plan will create more value than the Offer. In addition, individual members of the TRW Board may have given differing weights to different factors. Throughout its deliberations, the TRW Board received the advice of Goldman Sachs, Credit Suisse First Boston and Skadden, Arps, Slate, Meagher & Flom LLP, who were retained to advise the TRW Board in connection with the Offer.

      Following the meeting of the Board of Directors of the Company on March 12, 2002, it was determined that the forecasts by independent third parties for 2002 North American light vehicle production reviewed by the Board at the March 12 meeting were mislabeled as production estimates when in fact they were sales estimates. The correct production forecasts by independent third parties for 2002 North American light vehicle production had increased from production forecasts published in October 2001 ranging between 14.5 million and 15.0 million vehicles to production forecasts which were published shortly before the March 12, 2002 Board meeting ranging between 15.6 million and 15.8 million vehicles, a significant improvement from the earlier production estimates and in excess of the improvement in the sales estimates considered by the Board. Goldman Sachs and Credit Suisse First Boston have confirmed that this revised production forecast analysis does not have an effect on the opinions they delivered on March 12, 2002 that, as of such date, the Offer is inadequate to the holders of Common Shares from a financial point of view.

      (d) Intent to Tender

      To the best of TRW’s knowledge, to the extent permitted by applicable securities laws, rules or regulations, none of TRW’s executive officers or directors currently intend to exchange Shares over which he or she has sole dispositive power to Northrop.

      (e) Certain Matters Relating to Financial Advisors

      In their analyses, the Financial Advisors used various methodologies to review various alternatives, including the separation of the Company’s business units, a sale of the Company and operation of the Company as a standalone business.

      The Financial Advisors analyzed a plan for the separation of the business units involving the possible sale of the Aeronautical Systems Group and a spin-off of the automotive business. Using various transaction multiples from selected business combinations involving companies in the aeronautics industry, the Financial Advisors implied a range of values for Aeronautical Systems Group. In addition, applying standard transaction multiple valuation techniques and financial multiples for the Company’s industry peers, the Financial Advisors implied a range of values for the Company’s other business units.

      In analyzing a possible sale of the Company as a whole, the Financial Advisors reviewed selected transaction multiples and also analyzed the pro forma impact of an acquisition of TRW by Northrop and other potential parties.

      For the stand-alone business scenario, the Financial Advisors performed a discounted cash flow valuation analysis on the Company as a whole on a stand-alone basis. This analysis was based on projections for TRW that were prepared by the management of the Company.

      Taking into account the financial analyses described above and other factors, the TRW Board of Directors determined that the Offer is financially inadequate and that TRW can significantly enhance shareholder value through the continued execution of its strategic plan.

ITEM 5.     PERSONS/ ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED.

      The Company has retained Goldman Sachs as its financial advisor in connection with the Company’s analysis and consideration of Northrop’s proposal and with respect to the possible purchase of all or a portion of the stock or assets of the Company, a recapitalization of the Company, a sale of the Company or the solicitation of proxies or consents of the Company’s shareholders. Pursuant to the Engagement Letter with Goldman Sachs dated February 22, 2002 (the “Goldman Sachs Engagement Letter”), the Company has agreed to pay Goldman Sachs as follows:

(i) The Company will pay Goldman Sachs an initial fee of $1,000,000;

(ii) If at least 15% or more of the Common Shares are acquired or if all or substantially all of the assets of the Company are transferred, the Company will pay a transaction fee of .25% of the aggregate value paid in such transaction or transactions (but if at least 50% of the outstanding Common Shares are acquired, the value of the transaction will be deemed to be 100% of the outstanding Common Shares being acquired). If there is a distribution transaction, such as a spin-off, in connection with the sale of at least 50% of the Common Shares, Goldman Sachs will receive an additional transaction-based fee;

(iii) Goldman Sachs is entitled to a mutually agreeable transaction fee if the Company effects a recapitalization;

(iv) If after a certain amount of time has elapsed no transaction involving the sale of 50% or more of the Common Shares has been consummated, Goldman Sachs will be entitled to up to an additional fee of $3,000,000 in each of the first five three-month anniversaries of the Goldman Sachs Engagement Letter and a payment of $5,000,000 on the eighteen-month anniversary of the Goldman Sachs Engagement Letter (which payment will offset any fee payable pursuant to clauses (ii) and (iii) above arising during the twelve month period following such payment); and

(v) Goldman Sachs will be entitled to a transaction fee of 30% of any payment made to the Company in the event of the termination of an agreement entered into by the Company with respect to a transaction contemplated by the Goldman Sachs Engagement Letter.

      The Company has also agreed in the Goldman Sachs Engagement Letter to reimburse Goldman Sachs for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Goldman Sachs and certain related persons against certain liabilities relating to or arising out of the engagement.

      The Company has retained Credit Suisse First Boston as its financial advisor in connection with the Company’s analysis and consideration of Northrop’s proposal and with respect to the possible purchase of all or a portion of the stock or assets of the Company, a recapitalization of the Company, a sale of the Company or the solicitation of proxies or consents of the Company’s shareholders. Pursuant to the Engagement Letter with Credit Suisse First Boston dated February 28, 2002 (the “Credit Suisse First Boston Engagement Letter”), the Company has agreed to pay Credit Suisse First Boston as follows:

(i) The Company will pay Credit Suisse First Boston an initial fee of $1,000,000;

(ii) If at least 15% or more of the Common Shares are acquired or if all or substantially all of the assets of the Company are transferred, the Company will pay a transaction fee of .15% of the aggregate value paid in such transaction or transactions (but if at least 50% of the fully-diluted Common Shares are acquired, the value of the transaction will be deemed to be 100% of the outstanding Common Shares of the Company). If there is a distribution transaction, such as a spin-off, in connection with the sale of at least 50% of the Common Shares, Credit Suisse First Boston will receive an additional transaction-based fee;

(iii) Credit Suisse First Boston is entitled to a mutually agreeable transaction fee if the Company effects a recapitalization;

(iv) If after a certain amount of time has elapsed no transaction involving the sale of 50% or more of the Common Shares has been consummated, Credit Suisse First Boston will be entitled to up to an additional fee of $2,250,000 in each of the first five three-month anniversaries of the Credit Suisse First Boston Engagement Letter and a payment of $3,750,000 on the eighteen-month anniversary of the Credit Suisse First Boston Engagement Letter (which payments will offset any payable pursuant to clauses (ii) and (iii) above arising during the twelve month period following such payment); and

(v) Credit Suisse First Boston will be entitled to a transaction fee of 18% of any payment made to the Company in the event of the termination of an agreement entered into by the Company with respect to a transaction contemplated by the Credit Suisse First Boston Engagement Letter.

      The Company has also agreed in the Credit Suisse First Boston Engagement Letter to reimburse Credit Suisse First Boston for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities relating to or arising out of the engagement.

      TRW selected each of the Financial Advisors because each is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the Offer. In addition, each of the Financial Advisors provides a full range of financial advisory and securities services and, in the course of its respective normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of TRW for its own account and for the accounts of customers.

      Each of the Financial Advisors, as part of its respective investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with TRW, having provided investment banking services to TRW from time to time. Goldman Sachs received compensation of approximately $1,300,000 over the past two years for financial advisory and underwriting services provided to TRW and its subsidiaries. Credit Suisse First Boston has not been engaged to provide advice or services for TRW or its subsidiaries, other than in connection with the matters described in this Schedule 14D-9, over the past two years. Goldman Sachs and Credit Suisse First Boston may provide investment banking services to TRW and its subsidiaries in the future.

      The Company has retained Georgeson Shareholder Communications Inc. (“Georgeson”) to assist it in connection with the Company’s communications with its shareholders with respect to the Offer. Georgeson will receive reasonable customary compensation for its services and reimbursement of out-of-pocket expenses in connection therewith. The Company has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement.

      The Company has retained Morrow & Co. (“Morrow”) to monitor trading activity in the Common Shares to identify investors holding noteworthy positions in street name. Morrow will receive reasonable customary compensation for its services and reimbursement of out-of-pocket expenses in connection therewith. The Company has agreed to indemnify Morrow against certain liabilities arising out of or in connection with the engagement.

      The Company has retained Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) as its public relations advisor in connection with the Offer. Joele Frank will receive reasonable and customary compensation for its services and reimbursement of out-of-pocket expenses arising out of or in connection with the engagement.

      Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to shareholders of the Company concerning the Offer.

ITEM 6.     INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

      The Company maintains an Employee Stock Ownership and Savings Plan (the “401(k) Plan”) under which employees may make contributions through automatic payroll deduction to one or more of twelve investment funds, including the TRW Stock Fund that is comprised of Common Shares. The transactions detailed below set forth the details of purchases of Common Shares for the account of certain executive officers through contributions to their 401(k) Plan account through automatic payroll deductions or matching contributions by the Company.

	Date of	Nature of	Number of	Purchase
Name	Transaction	Transaction	Common Shares	Price

Wesley G. Bush	1/25/2002	Purchase	48	$38.80
	1/25/2002	Purchase	10	$38.77
	2/8/2002	Purchase	45	$41.89
	2/8/2002	Purchase	9	$41.86
	2/21/2002	Purchase	47	$39.52
	2/21/2002	Purchase	9	$39.49
	2/25/2002	Purchase	57	$50.62
	2/25/2002	Purchase	57	$50.65
Timothy W. Hannemann	1/18/2002	Purchase	15	$36.23
	2/1/2002	Purchase	13	$42.96
	2/15/2002	Purchase	12	$45.02
	2/22/2002	Purchase	67	$49.72
Howard V. Knicely	1/25/2002	Purchase	15	$38.77
	2/8/2002	Purchase	14	$41.86
	2/21/2002	Purchase	15	$39.49
	2/25/2002	Purchase	9	$50.62
William B. Lawrence	1/25/2002	Purchase	15	$38.77
	2/8/2002	Purchase	14	$41.86
	2/21/2002	Purchase	15	$39.49
	2/25/2002	Purchase	9	$50.62
George C. Roman	2/8/2002	Purchase	19	$41.89
	2/21/2002	Purchase	20	$39.52
	2/21/2002	Purchase	20	$39.49
	2/25/2002	Purchase	15	$50.62
	2/25/2002	Purchase	30	$50.65
	3/8/2002	Purchase	64	$50.08
	3/8/2002	Purchase	26	$50.11
Robert H. Swan	1/25/2002	Purchase	74	$38.80
	1/25/2002	Purchase	15	$38.77
	2/8/2002	Purchase	69	$41.89
	2/8/2002	Purchase	14	$41.86
	2/21/2002	Purchase	59	$39.52
	2/21/2002	Purchase	15	$39.49
Donald C. Winter	1/18/2002	Purchase	13	$36.23
	2/1/2002	Purchase	11	$42.96
	2/15/2002	Purchase	11	$45.02
	2/25/2002	Purchase	100	$50.62

      Non-employee Directors are paid monthly a base annual retainer of $80,000, fifty percent of which is automatically deferred into Common Shares under the Company’s Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). The deferred Common Shares are held in a rabbi trust (the “Trust”) for the Directors’ benefit and the deferral is made when the Directors are paid at the end of each month, where Common Shares are purchased by the trustee of the Trust as soon as practicable thereafter. Common Shares held in the Trust for the account of each Director will be distributed to each such Director after he or she ceases to hold office as a Director. The Trust purchased for the account of each non-employee Director with such deferred director compensation (i) 79 Common Shares on January 24, 2002 for $38.24 per share, (ii) 7 Common Shares on February 1, 2002 for $43.16 per share and (iii) 66 Common Shares on March 1, 2002 for $50.24 per share. On February 12, 2002, the Trust also purchased 76 Common Shares for $43.81 per share for each of Messrs. Baratz and Summe with such deferred director compensation.

      Except as set forth above, no transactions in the Shares have been effected during the past 60 days by the Company, or, to the best of the Company’s knowledge, any of the Company’s directors, executive officers, affiliates or subsidiaries.

ITEM 7.	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

      At the meetings of the TRW Board held on February 22, February 28, March 3, March 8 and March 12, 2002, the TRW Board considered and reviewed, in relation to the Proposal and the Offer and in light of its previous evaluations of the Company’s strategic plan, the feasibility and desirability of pursuing possible strategic alternatives and business opportunities. As stated in Item 4 above and based on the factors referred to therein, the TRW Board believes that the interests of TRW and its shareholders would be best served by TRW continuing to consider strategic alternatives and business opportunities available to it to enhance shareholder value. These alternatives could lead to and involve negotiations which relate to a sale or other disposition of all or a portion of TRW, but no decision has been made to engage in negotiations regarding the sale of TRW as a whole. The alternatives being explored include the distribution to the Company’s shareholders of the Automotive business on a tax-free basis, a sale of a portion of the equity associated with such business prior to the distribution of the Automotive business to shareholders and a sale of the Aeronautical Systems Group, all as described in Annex B.

      In connection with exploring strategic alternatives, TRW is engaged in preliminary discussions with third parties concerning transactions involving all or a portion of the Automotive business. Also, the Company commenced preliminary negotiations for a potential sale of its Aeronautical Systems Group. The Company and its independent financial advisors also have received unsolicited indications of interest from third parties with respect to transactions with the Company as a whole which would involve a separation of the Automotive business. In addition, the Company has received unsolicited indications of interest from third parties with respect to each of its operating businesses, as well as a private equity investment in the entire Company.

      The TRW Board has determined that disclosure at this time with respect to these possible alternatives or the parties thereto, and the possible terms of any other alternatives of the type referred to above in this Item 7, might jeopardize the initiation or continuation of any discussions or negotiations that TRW may conduct. Accordingly, the TRW Board, on March 8, 2002, adopted a resolution instructing management of TRW not to disclose the possible terms of any such transaction or proposals or the parties thereto, unless and until an agreement in principle relating thereto has been reached.

      There can be no assurance, however, that any of the foregoing will result in any transaction being recommended to the TRW Board, or that any that may be recommended will be authorized or consummated, or that a transaction other than those described herein will not be proposed, authorized or consummated. The initiation or continuation of any of the foregoing may also be dependent upon the future actions of Northrop with respect to its Offer.

ITEM 8.	ADDITIONAL INFORMATION TO BE FURNISHED.

      (a) Legal Matters

      Litigation. On March 4, 2002, Northrop filed a lawsuit in the United States District Court for the Northern District of Ohio against TRW, the Attorney General of Ohio, and the Director of Ohio’s Department of Commerce. The lawsuit, which was filed in conjunction with the Offer, challenges the constitutionality of Ohio’s Control Share Statute, Merger Moratorium Statute, and Control Bid Statute, each of which is described below. The complaint seeks declaratory and injunctive relief, as well as costs of the suit.

      On March 4, 2002, TRW filed a lawsuit in the United States District Court for the Southern District of Ohio against Northrop, the Attorney General of Ohio, the Director of Ohio’s Department of Commerce and the Commissioner of Ohio’s Division of Securities. The lawsuit seeks a judgment that Ohio’s Control Share Statute,

Merger Moratorium Statute, and Control Bid Statute are constitutional. The complaint seeks declaratory relief, as well as costs of the suit.

      On March 7 and 8, 2002, Northrop filed motions in the Northern and Southern Districts of Ohio seeking to stay the Southern District proceedings pending resolution of Northrop’s lawsuit in the Northern District. On March 18, 2002, Northrop filed a motion in the Northern District of Ohio seeking a preliminary injunction against enforcement and application of the Control Share Acquisition Statute and the Merger Moratorium Statute, and, in the alternative, seeking declaratory judgments respecting the procedures and presumptions applying to the Special Meeting.

      On March 19, 2002, the Northern District Court held a scheduling conference and instructed the parties to file by March 29, 2002 supplemental statements addressing whether the hearing on Northrop’s motion should be held before the Special Meeting, and responding to the merits of Northrop’s preliminary injunction motion.

      On February 22 and 25, 2002 and March 5, 2002, respectively, three putative class action lawsuits were filed against TRW on behalf of a proposed class of TRW shareholders in Ohio State Court, Cuyahoga County. On March 2, 2002, a putative class action lawsuit was filed against TRW on behalf of a proposed class of TRW shareholders in the United States District Court for the Northern District of Ohio. The lawsuits allege that the TRW Board of Directors breached its fiduciary duties by failing to adequately consider an Offer to acquire control of TRW by Northrop. The lawsuits seek, among other things, injunctive relief requiring the Board of Directors to negotiate with Northrop and/or seek out and evaluate other value-maximizing alternatives.

      Control Share Statute. Section 1701.831 of the Ohio General Corporation Law (the “Control Share Statute”) provides that a control share acquisition can proceed only after shareholder review and approval. Control share acquisitions are acquisitions, directly or indirectly, by any person of shares of an Ohio public corporation that, when added to all other shares of the company for which such person may exercise or direct the voting power, would entitle such person, immediately after such acquisition, to exercise or direct the exercise of at least 20 percent of the voting power of the company in the election of directors. The acquiring person may make the control share acquisition if: (a) shareholders who hold shares as of the record date entitling them to vote in the election of directors authorize the acquisition at a special meeting by both: (1) an affirmative vote of a majority of the voting power represented at the meeting in person or by proxy, and (2) an affirmative vote of a majority of the portion of voting power, excluding the voting power of “interested shares”, represented at the meeting and (b) the Offer is consummated no later than 360 days following shareholder authorization of the control share acquisition. A quorum is present if at least a majority of the voting power of the company in the election of directors is represented at the meeting in person or by proxy. “Interested shares” means the shares as to which any of the following persons may exercise or direct the exercise of the voting power in the election of directors: (a) the acquiring person, which in the present case is Northrop, (b) any officer elected or appointed by directors, (c) any employee who is also a director, (d) any person that acquires such shares for valuable consideration during the period beginning on February 22, 2002, the date of the first public disclosure of the proposed Offer and ending on the record date for the meeting if either (i) consideration paid by the acquiror exceeds $250,000 or (ii) the number of shares acquired exceeds  1/2 of 1% of the outstanding shares of the corporation entitled to vote in election, or (e) any person that transfers such shares for valuable consideration after the record date for the meeting as to the shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

      Merger Moratorium Statute. Section 1704 of the Ohio Revised Code (the “Merger Moratorium Statute”) provides for a moratorium on certain types of acquisition transactions, including the merger described in the Offer, by an interested shareholder for a period of three years after such person became an interested shareholder, unless prior to the interested shareholder’s share acquisition date, the directors of the corporation have approved the transaction by the interested shareholder on the interested shareholder’s share acquisition date. The moratorium is not applicable to certain types of transactions and situations, which are not relevant in the present situation.

      An interested shareholder is a person, other than (a) the company, (b) its subsidiaries, (c) employee stock ownership plans or benefits plans of the company or its subsidiaries, and (d) trustees or fiduciaries of such plans acting in such capacity, who is the beneficial owner of a sufficient number of shares of the company that when added to all other shares of the company in respect of which that person may exercise or direct the exercise of voting power, would entitle that person, directly or indirectly, along or with others, to exercise or direct the exercise of 10% of voting power in election of directors after taking into account all of that person’s beneficially owned shares that are not currently outstanding.

      After three years, an interested shareholder may engage in a previously prohibited transaction if, among other things, at least one of the following is satisfied: (a) prior to the interested shareholder’s share acquisition date, the directors of the company had approved the purchase of shares by the interested shareholder on the interested shareholder’s acquisition date; (b) the transaction is approved at a meeting held for that purpose by the affirmative vote of the holders of shares of the corporation entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors and further provided that the transaction is also approved by the affirmative vote of the holders of at least a majority of the shares owned by persons that are not interested shareholders, or affiliates or associates thereof; or (c) the transaction meets certain tests relating to the amount and form of consideration to be received per share by the holders of all outstanding shares of the corporation not beneficially owned by the interested shareholder.

      Control Bid Statute. Sections 1707.041, 1707.042, 1707.043, 1707.23 and 1707.26 of the Ohio Revised Code (collectively, the “Control Bid Statute”) regulate tender offers. The Control Bid Statute applies to the purchase of, or offer to purchase, any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the company (a “Control Bid”). A subject company includes an issuer, such as TRW, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least one million dollars, and that either (a) more than ten percent of its beneficial or record equity security holders are resident in Ohio, (b) more than ten percent of its equity securities are owned beneficially or of record by residents in Ohio, or (c) more than one thousand of its beneficial or record equity security holders are resident in Ohio. Notwithstanding the definition of subject company contained in the Control Bid Statute, the Ohio Division of Securities (the “Ohio Division”), by rule or an adjudicatory proceeding, may make a determination that an issuer does not constitute a subject company if appropriate review of Control Bids involving the issuer is to be made by any regulatory authority of another jurisdiction. The Ohio Division has not adopted any rules under this provision.

      The Control Bid Statute prohibits an offeror from making a Control Bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror’s filing with the Ohio Division and to send or deliver such information and the material terms of this proposed offer to all offerees in Ohio as soon as practicable after the offeror’s filing with the Ohio Division. Northrop has made the requisite filing with the Ohio Division.

      Within five calendar days of such filing, the Ohio Division may by order summarily suspend the continuation of the Control Bid if it determines that the offeror has not provided all of the specified information or that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid. If the Ohio Division summarily suspends a Control Bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the Control Bid if, based upon the hearing, it determines that all of the information required to be provided by the Control Bid Statute has not been provided by the offeror, that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid, or that the Control Bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the Control Bid by filing new or amended information pursuant to the Control Bid Statute.

      TRW is a subject company pursuant to the Control Bid Statute and the Offer constitutes a Control Bid for securities of the Company pursuant to a tender offer. Northrop has stated that it has filed the specified information with the Ohio Division.

      Dissenters’ Rights. Holders of Shares do not have dissenters’ rights as a result of the Offer. However, if the merger described in the Offer is consummated, holders of Shares at the effective time will have certain rights pursuant to the provisions of Sections 1701.84 and 1701.85 of the Ohio General Corporation Law to dissent and demand payment of the fair cash value of their Shares. Under Sections 1701.84 and 1701.85, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares and to receive payment of such fair value in cash, together with interest at such rate and from such date as the court considers equitable. The value so determined could be more or less than the price per Share to be paid in the merger described in the Offer. If any holder of Shares who demands appraisal under Sections 1701.84 and 1701.85 fails to comply with the procedure set forth in Section 1701.85, or effectively withdraws or loses the right to appraisal, as provided in Section 1701.85, the Shares of such shareholder will be converted into the merger consideration in accordance with the merger agreement.

      The foregoing summary of Sections 1701.84 and 1701.85 does not purport to be complete and is qualified in its entirety by reference to Sections 1701.84 and 1701.85. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 1701.85 FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

      (b) Regulatory Matters

      U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Northrop pursuant to the Offer is subject to such requirements.

      Pursuant to the requirements of the HSR Act, Northrop filed the required Notification and Report Forms (the “Forms”) with the Antitrust Division and the FTC on March 11, 2002. TRW must also file the Forms no later than 5:00 p.m. Eastern Time on March 26, 2002, the fifteenth calendar day following the day Northrop filed its Forms. The statutory waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 P.M., Eastern Time, on April 10, 2002, the thirtieth day after Northrop has filed its Forms and paid the applicable filing fees. However, prior to such date, the Antitrust Division or the FTC may extend the waiting periods by requesting additional information or documentary material relevant to the Offer. If such a request is made, the waiting period will be extended until 11:59 P.M., Eastern Time, on the thirtieth day after Northrop has substantially complied with such request. If the thirtieth day falls on a weekend or holiday, the waiting period will expire at the close of the next regular business day. Thereafter, such waiting periods can be extended only by court order or by voluntary consent of the parties.

      The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of the Company’s or Northrop’s assets. Private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

      European Community Merger Control Regulation: Under Council Regulation (EC) No. 4064/89 (“ECMR”), certain transactions may not be consummated before approval has been obtained from the European Commission. The ECMR permits a bidder in the context of a public bid to acquire the shares that are the subject of the bid, but prevents it from exercising the rights attached thereto until the European Commission has approved the transaction or has granted an express derogation from this rule. The European Commission’s initial investigation lasts one month from the date a complete notification form has been submitted by the bidder (a period that is extended to six weeks if remedies are offered to address any concerns raised by the European Commission). After the initial one month/six weeks, the European Commission can either approve the transaction or initiate proceedings, which can last up to an additional four months.

      Other. Additional filings may be necessary in countries outside the U.S. and the European Community. In addition, it is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the Offer, various regulatory concessions. There can be no assurance that (a) Northrop will be able to satisfy or comply with such conditions or (b) the required regulatory approvals will be obtained within the time frame contemplated by Northrop and referred to herein or on terms that will be satisfactory to Northrop and the Company.

      Additional filings and communications may be necessary with the Department of Defense and the Federal Communications Commission and with various regulatory authorities in countries outside the U.S.

      (c) Forward-Looking Statements

      This Solicitation/ Recommendation Statement contains certain “forward-looking statements” that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and TRW is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company’s control. Further, the Company’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company’s operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the automotive business or that such spin-off will be complete within six to nine months; (iii) that the Company will be successful in reducing the amount of its indebtedness, or that the methods described for debt reduction will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company’s strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company’s operating cash flows in 2002, that such amounts will be utilized to reduce the amount of the Company’s indebtedness; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company’s costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

ITEM 9.  EXHIBITS.

Exhibit No.

(a)(1)	Letter, dated March 13, 2002, to TRW’s shareholders
(a)(2)	Press Release issued by TRW on March 13, 2002.
(a)(3)	Press Release issued by TRW on March 3, 2002 (Exhibit 99 to TRW Current Report on Form 8-K, filed March 4, 2002, is incorporated herein by reference).
(a)(4)	Letter, dated March 3, 2002, from TRW to Northrop (incorporated by reference and attached hereto as Annex A).
(a)(5)	Investor Presentation (incorporated by reference and attached hereto as Annex B).
(a)(6)	Press Release issued by TRW on March 25, 2002.
(a)(7)	Press Release issued by TRW on March 29, 2002.
(a)(8)	Posting in TRW’s corporate intranet, dated March 29, 2002, providing certain information to TRW’s employees.
(e)(1)	Proxy Statement on Schedule 14A, dated March 4, 2002, relating to TRW’s 2002 Annual Meeting of Shareholders (TRW Schedule 14A, filed March 4, 2002, is incorporated herein by reference).

SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TRW INC.

Dated: March 13, 2002
(as updated April 2, 2002)

By:	/s/ WILLIAM B. LAWRENCE

William B. Lawrence
Executive Vice President, General Counsel and Secretary

Annex A

TRW Inc.

Executive Offices
1900 Richmond Road
Cleveland, OH 44124-3760
March 3, 2002
Mr. Kent Kresa
Chairman of the Board and Chief Executive Officer
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067

Dear Mr. Kresa:

      The board of directors of TRW has met to consider Northrop Grumman’s February 21 proposal to acquire TRW for $47 per share in stock.

      After careful consideration, including a thorough review of the proposal with our independent financial and legal advisors, the board has determined not to pursue discussions with regard to Northrop Grumman’s proposal. Simply put, the board has unanimously concluded that Northrop Grumman’s proposal is financially inadequate. We believe Northrop Grumman’s proposal grossly undervalues TRW’s businesses, including its premier franchise in the defense industry, does not adequately reflect the true value of our unique market position and business opportunities, and is not consistent with our objective of enhancing shareholder value.

      In making this determination, and based on your letter, we have assumed that the $47 per share would be in fixed value and that the timing or closing of such transaction would not be conditioned in any way upon the separation of our automotive business. Accordingly, our board has determined that there is no reason to explore Northrop Grumman’s proposal further.

      The board views Northrop Grumman’s proposal as an opportunistic attempt to acquire one of the industry’s leading space and electronics and systems businesses at a time when TRW’s stock price was temporarily depressed after the sudden departure of David Cote, our former chairman, president and chief executive officer. In addition, as of March 1, 2002, TRW’s stock price closed at $50.05 per share, over $3 per share higher than Northrop Grumman’s proposal.

      TRW is positioned for future technology-driven growth. Our space and defense businesses are in the “sweet spot” of growth in national defense and homeland security. Our aeronautical business is a global leader in control systems and product support and is well positioned for growth as the commercial aerospace sector continues to rebound. Our global automotive business is a market and technology leader in our product segments and is generating strong cash flow, even at the bottom of the automotive cycle. We have been driving cost reductions and productivity improvements, while creating a customer-focused, performance-driven culture. Over the past three years, we have reduced net debt by $3.9 billion. In 2001, we exceeded earnings expectations for each quarter and are on track to meet 2002 expectations.

      We are confident in TRW’s ability to continue to take the steps necessary to fully realize the value of our franchise. Toward this end, the board’s executive search committee, comprised of outside directors, has selected a prominent executive search firm and is actively engaged in a search for a new chief executive officer. As you know, TRW has an experienced senior management team and an outstanding employee base. We are 94,000 strong worldwide and our employees are highly committed to the company and their customers in the aerospace, systems and automotive businesses. With our unparalleled technologies and market leading positions, we are confident that great things can continue to be expected from TRW.

Sincerely,

Philip A. Odeen	Kenneth W. Freeman
Chairman	Lead Director

Annex B

Annex B

Investor Presentation

The Outlook for North American Automotive Production Is Improving

2002 North American Light Vehicle Production Estimates

Millions of Units
16.0
15.8
15.6
15.4
15.2
15.0
14.8
14.6
14.4
4.7% Increase
7.6% Increase
6.7% Increase
15.0
15.7
14.5
15.6
14.8
15.8
Old
New
Old
New
Old
New
CSFB (1)
2002E
Goldman Sachs (2)
2002E
Salomon Smith Barney (3)
2002E

21

[TRW LOGO]

Investor Update

March 13, 2002

Agenda for Today’s Discussion

•	Review of Recent Events

•	TRW Update and Outlook

•	Our Value Enhancing Plan

•	Why We Want Your Support

2

Review of Recent Events

Summary of Events

February 19	David Cote resigns to join HON; stock drops 7.3% from $45.04 to $41.75

February 21	NOC sends “bear hug” letter proposing to acquire TRW for $47/share in NOC stock

March 3	TRW Board unanimously rejects NOC proposal

March 4	NOC commences all-stock exchange offer at $47/share fixed value within a collar set at NOC stock prices from $103 to $113

March 13	TRW Board announces rejection of NOC’s offer

4

TRW’s Response to NOC’s Unsolicited Offer

•	NOC’s offer grossly undervalues TRW

•	Offer represents a premium of only 4% to Feb. 15 TRW close (last trading day prior to Cote resignation)

•	NOC opportunistically attempting to exploit a temporary depression in our stock price

•	Positive trends in our auto, defense and commercial aerospace businesses as economic recovery gains momentum

•	Our management team is . . .

•	Focused on enhancing shareholder value
•	Confident in our ability to deliver value superior to NOC’s offer
•	Ready to execute on our value-enhancing initiatives

5

Their Offer Is Opportunistic

TRW Closing Price

[Graph]

Date	Closing Price	Nominal Offer Value

2/6/2002	$41.48	$47

2/7/2002	42.17	47

2/8/2002	42.79	47

2/11/2002	43.97	47

2/12/2002	43.81	47

2/13/2002	44.75	47

2/14/2002	44.64	47

2/15/2002	45.04	47

2/19/2002	41.75	47

2/20/2002	38.80	47

2/21/2002	39.80	47

2/22/2002	50.30	47

2/25/2002	50.31	47

2/26/2002	50.75	47

2/27/2002	51.55	47

2/28/2002	50.25	47

3/1/2002	50.05	47

3/4/2002	50.06	47

3/5/2002	50.35	47

3/6/2002	50.70	47

3/7/2002	50.30	47

3/8/2002	50.27	47

Cote resigns to be CEO of Honeywell 2/19/02

4% premium to 2/15/2002 close of $45.04

Northrop “Bear Hug” proposal 2/21/2002

Northrup launches exchange offer 3/4/2002

$47 Nominal Offer Value

6

TRW Update and Outlook

TRW — Global Leader Poised for Growth

2001 Sales = $16.4 Billion
[PIE CHART]
North America 63%
Europe 31%
RoW 6%

•	Recognized technology leader

•	Primary markets:

—	Defense

—	Information Systems

—	Commercial Aerospace

—	Automotive

•	Principal facilities in 25 countries

•	~ 93,700 employees

Global Leader in Defense, Aerospace and Automotive

TRW Space & Electronics

[Photo]
Tim Hannemann, CEO

2001 Sales	$2.0B

EBIT	117M	(1)

Margin	5.8%

•	A leading producer of satellites, lasers, avionics and telecommunication systems

•	Strategically positioned to leverage and capitalize on advanced technologies

•	Focused on productivity

—	Program performance

—	Six Sigma

Recent Wins

[AEHF Photo]

[JSF Photo]

Near-term Opportunities

[NPOESS Photo]

[SBIRS Low Photo]

[NGST Photo]

[ISR Photo]

S&E finished 2001 with record backlog of $4.0 billion

(1) Excludes unusual items.

TRW Systems

[Photo]
Don Winter, CEO

2001 Sales	$3.2B

EBIT	207M	(1)

Margin	6.6%

•	A leading global integrator of large, complex systems

•	Positioned in attractive and growing segments of our markets

—	Defense and intelligence

—	Civil / Commercial

—	Homeland security

•	Focused on productivity

—	CMM Level 5

—	Six Sigma

Command and Control
[Photo]

Missile Defense
[Photo]

Public Safety Communications
[Photo]

Homeland Security
[Photo]

Battlefield Digitization
[Photo]

Systems finished 2001 with record backlog of $4.0 billion

(1) Excludes unusual items.

TRW Aeronautical Systems

[Photo]
Wes Bush, CEO

2001 Sales	$1.1B

EBIT	110M	(1)

Margin	10.0%

•	Leading supplier to all major civil and military aerospace programs in the western world

•	Leading position in all product areas

•	Focused on productivity

—	Restructuring post 9/11

—	Six Sigma

—	Leveraging digitization

[Photo]

Sources of Sales

           Flight Control Systems (32% of Sales)

           Cargo Systems (15% of Sales)

           Power Systems (17% of Sales)

           Engine Systems (31% of Sales)

           Other (5% of Sales)

TRWAEROSPARES.COM

[AeroVantix Logo]

(1)      Excludes unusual items.

TRW Automotive

[Photo]
John Plant, CEO

2001 Sales	$10.1B

EBIT	469M	(1)

Margin	4.6%

•	Leading supplier of chassis, safety and electronic systems

•	World’s #1 or #2 position in brakes, airbags and other key products

•	Well-positioned in fastest growing product segments and vehicle platforms

•	Focus on productivity

—	Operations excellence

—	Six Sigma

[Photo]
Steering Gears

[Photo]
Air Bags & Seat Belts

[Photo]
Electronics

[Photo]
Braking

(1) Excludes unusual items.

2001 Operational Accomplishments

Meeting Commitments

•	Met or exceeded EPS consensus expectation each quarter

•	Generated $640mm in cash flow

Debt Reduction

•	Reduced net debt by nearly $1bn (including asset securitization)

•	Significant paydown of short term debt; maintaining investment grade credit rating

Growth

•	Record backlog at Space & Electronics and Systems ($8bn)

•	Key awards in Automotive and Aeronautical Systems

Productivity

•	Reduced Automotive fixed costs by $150mm; corporate expenses down $32mm

•	Proactive in Aeronautical Systems; 16% headcount reduction

Six Sigma

•	Trained 1,500 Green Belts and 280 Black Belts

•	Company-wide roll-out; benefits already evident

Poised to reap benefits from operational initiatives

Strong, Seasoned Management Team

		Years of Experience

Name	Title	Industry	TRW

Phil Odeen(1)	Non-Executive Chairman	42	5	(2)

Wes Bush	President and CEO, Aeronautical Systems	19	15

Tim Hannemann(1)	President and CEO, Space & Electronics	33	32

Howard Knicely	EVP, Human Resources and Communications	39	22

William Lawrence	EVP, General Counsel and Secretary	32	26

Steve Lunn	EVP, Automotive Operations	28	3	(3)

John Plant(1)	President and CEO, Automotive	25	3	(3)

George Roman	EVP, Washington Operations	21	1

Robert Swan	EVP, Chief Financial Officer	17	1

Donald Winter	President and CEO, Systems	30	30

Total		286	138

(1)	Member of the Office of the CEO.

(2)	Since BDM acquisition.

(3)	Since LucasVarity acquisition.

Our Value Enhancing Plan

Our Plan to Enhance Value for TRW Shareholders

• Meet/exceed commitments...2002E EPS at $3.30

• Accelerate deleveraging initiatives through asset sales ... sell Aeronautical Systems

• Spin-off Automotive into independent, publicly-traded company

Enhance shareholder value

• Create “pure play” businesses positioned to deliver superior growth and returns as independent companies

• Capture value against best-in-class industry benchmarks

• Capitalize each company to optimize strategic and financial flexibility

Well-developed program to drive deleveraging and separation of Automotive

Executing Our Strategy ... Deleveraging Initiatives

Net Debt
[Bar Chart]

2000		$6.4bn

2001		$5.8bn(1)

2002E		$3.8-4.2bn

	Systems, Space & Electronics Pro Forma	$1.1-1.3

	Automotive Pro Forma	$2.7-2.9

Net Debt (2001A)	$5.8bn(1)

Proceeds from Deleveraging Initiatives	$1.6 - 2.0

Pro Forma Net Debt	$3.8 - 4.2

Pro Forma Net Debt Post-Separation:

Automotive	$2.7 - 2.9

As a multiple of LTM EBITDA(2)	2.7x - 2.9x

Systems, Space & Electronics	$1.1 - 1.3

As a multiple of LTM EBITDA(2)	2.5x - 2.9x

Our plan accelerates our debt reduction program and allows
us to appropriately capitalize Automotive and Systems, Space & Electronics

•	Represents net debt at 31-Dec-2001 of $5.5bn plus $0.3bn of accounts receivable securitization.

•	Represents 2001 EBITDA adjusted for unusual items.

Executing Our Strategy...Sell Aeronautical Systems

Investment Considerations

•	Attractive asset with scale, global presence

•	Leading positions on new, successful platforms

•	Large aftermarket business drives growth, profits and cash flow

•	Excellent track record of financial performance ($1bn+ sales; strong operating margins)

•	#1 or #2 positions in most product lines

Transaction Considerations

•	Scarcity of assets comparable in size, quality and market position

•	Numerous expressions of interest

•	Potential buyer universe comprised of large, liquid players

•	Limited tax leakage on sale

Market Positions in Key Segments

Selected Segments	Position

Flight Control Systems / Actuation	#1

Engine Controls	#2

Power Systems	#2

Cargo Systems	#1

Well-Positioned on Growth Platforms

Selected Customers	AS Products

Airbus	Flight Control Systems, Power Systems

Airlines (AMR, Singapore, Qantas)	MRO, Spares

Boeing	Cargo Systems

Rolls-Royce	Engine Controls

Executing Our Strategy ... Spin Off Automotive

[Diagram showing TRW with two businesses with a dashed line to illustrate the spin-off of Automotive]

•	Separation can be executed tax efficiently

•	Transaction targeted for completion in approximately 6-9 months

•	Creates pure-play, independent company

•	Strong, seasoned management team

TRW Automotive
Global Diversified Market Leader

Operating Margins 2001(1)
[Bar Chart]

Borg-Warner	7.9%

Autoliv	6.1%

TRW Auto	4.6%

ArvinMeritor	4.4%

Lear	4.3%

Dana	2.1%

Delphi	1.2%

Visteon	0.3%

TRW Market Share Positions

Air Bags	#2

Seat Belts	#1

Antilock Brakes (North America)	#1

Foundation Brakes	#1

Steering Gears	#1

Engine Valves	#2

Fasteners	#2

(Unit Volume Basis)

•	Customer, product and geographically diverse

•	Highly competitive labor force

•	Growth products

(1)	Excludes unusual and non-recurring items. Dana excludes Dana Credit Corp.

The Outlook for North American Automotive Production Is Improving

•	Vehicle builds expected to be well in excess of TRW’s current estimate

•	In each case, 2002 North American light vehicle production is expected to increase from 2001 production of 15.5 million units, and is expected to represent up to the third highest light vehicle production rate ever

2002 North American Light Vehicle Production Estimates

Millions of Units

CSFB (1)
2002E
4.7% Increase
[Bar Chart]
Old 15.0
New 15.7

Goldman Sachs (2)
2002E
7.6% Increase
[Bar Chart]
Old 14.5
New 15.6

Salomon Smith Barney (3)
2002E
6.7% Increase
[Bar Chart]
Old 14.8
New 15.8

(1)	CSFB estimates as of 03-October-2001 and 26-February-2002, respectively.

(2)	Goldman Sachs estimates as of 17-October-2001 and 01-March-2002, respectively.

(3)	Salomon Smith Barney estimates as of 2-October-2001 and 01-March-2002, respectively.

Note: This page was corrected as of 01-April-2002.

Financial Perspectives on TRW Automotive

2001 EBITDA Multiples (1) / Enterprise Value ($bn)
[Bar Chart]

Delphi	8.5x	$12.4

Borg-Warner	7.4x	$2.4

Dana(2)	7.3x	$5.6

ArvinMeritor	6.9x	$3.4

Autoliv	6.8x	$3.6

Lear	5.9x	$5.8

Magna	5.3x	$6.6

Visteon	3.6x	$2.6

Leverage Comparison

Sales	Debt/2001 EBITDA(3)	Credit Rating

Delphi	$26.1bn	2.3x	Baa2 / BBB

Visteon	17.8	2.7	Baa2 / BBB

Lear	13.6	2.5	Ba1 / BB+

Magna(4)	10.5	0.5	Baa1 / A-

Dana	10.3	4.8	Ba3 / BB
TRW Automotive	10.1	2.7 - 2.9x	--

ArvinMeritor	6.7	2.8	Baa3 / BBB-

Autoliv	4.0	2.1	NA / BBB+

Borg-Warner	2.4	2.2	Baa2 / BBB+

(1)	Market data as of 8-Mar-2002.

(2)	Excludes Dana Credit Corp. Adjusted for 6-Mar-2002 high yield offering; EBITDA and total debt from 6-Mar-2002 offering prospectus.

(3)	Debt does not include Preferred Stock or Minority Interests.

(4)	Excludes Magna Entertainment Corporation. S&P credit rating is senior subordinated rating.

TRW Systems, Space & Electronics
($ in millions)

•	World class supplier of space, defense and communication products

•	Space missions were 100% successful in 2001; continuity on orbit performance is exceptional

•	One of the world’s largest system integrators

EBIT(1)
[Bar Chart]

2001	Sales of $5.2bn	$324

2002E	Sales of $5.6bn	$350+

Improving financial performance, continued investment in commercial initiatives

TRW Technology Strength

[Chart]
TRW Technology Strengths

•	Systems Engineering

– Missile Defense

– Information Superiority

– Space Systems and Controls

– Speed of Light Weaponry

– Unmanned Systems and ISR

– Battlefield Superiority

– Homeland Security (Anti-Terrorism)

– Commercial Applications

•	World’s fastest semiconductors

– Space Systems and Controls

– Unmanned Systems and ISR

– Battlefield Superiority

– Commercial Applications

•	Laser technologies

– Missile Defense

– Space Systems and Controls

– Speed of Light Weaponry

– Commercial Applications

•	Homeland Security and Intelligence Surveillance and Reconnaissance

– Information Superiority

– Space Systems and Controls

– Unmanned Systems and ISR

– Homeland Security (Anti-Terrorism)

– Commercial Applications

•	Military satellite communication payloads

– Information Superiority

– Space Systems and Controls

– Unmanned Systems and ISR

– Battlefield Superiority

– Homeland Security (Anti-Terrorism)

– Commercial Applications

•	Command and control

– Missile Defense

– Information Superiority

– Space Systems and Controls

– Unmanned Systems and ISR

– Battlefield Superiority

– Homeland Security (Anti-Terrorism)

– Commercial Applications

•	Integrated communications, navigation, identification systems

– Information Superiority

– Unmanned Systems and ISR

– Commercial Applications

TRW technology is enabling the U.S. Defense transformation

(1)	Pre-FAS 142. Excludes unusual items.

Systems, Space & Electronics — Attractively Positioned for Growth

U.S. Defense Procurement and RDT&E Budget Projections(1)
 [Bar Chart]
$ in billions

	Procurement 2001-2007 CAGR 8%	RDT&E 2001-2007 CAGR 6%	Total

2001	$64	$41	$105

2002E	$61	$48	$110

2003E	$69	$54	$123

2004E	$75	$57	$132

2005E	$79	$61	$140

2006E	$87	$59	$146

2007E	$99	$58	$157

“A key transformational goal is to leverage advances in information to seamlessly conduct — connect U.S. forces in the air, on the sea and on the ground.”

“As information warfare takes an increasingly significant role in modern war, our ability to protect our networks and to attack and cripple those of an adversary will be critical.”

“From the dawn of time, the key has been — to victory on the battlefield has been to control the high ground. Space is, indeed, the ultimate high ground.”

Secretary of Defense Donald Rumsfeld
Testifying before the US Senate Committee on Armed Service February 5, 2002

(1)	Source: US Department of Defense Total Obligation Authority

Financial Perspectives on Systems, Space & Electronics

2001 EBITDA Multiples(1) / Enterprise Value ($bn)
 [Bar Chart]

L-3	15.9x	$5.8

Harris(2)	13.6x	$2.6

Lockheed Martin(3)	13.4x	$32.6

Raytheon(3)	11.7x	$22.8

General Dynamics	11.2x	$19.5

Northrop(3)	10.5x	$18.4

BAE	8.6x	$18.2

Boeing	7.8x	$51.3

Leverage Comparison

	Sales	Debt/2001 EBITDA	Credit Rating

Boeing	$58.2bn	1.9x	A2 / A+

Lockheed Martin(3)	24.1	3.1	Baa2 / BBB-

BAE(4)	17.3	2.6	A2 / A

Northrop(3)	17.2	3.3	Baa3 / BBB-

Raytheon(3)	16.9	4.4	Baa3 / BBB-

General Dynamics	12.2	1.3	A2 / A

TRW Systems, Space & Electronics	5.2	2.5 - 2.9x	--

L-3	2.3	3.7	Ba3 / BB

Harris(2)	1.9	2.0	Baa2 / BBB

(1)	Market data as of 8-Mar-2002.

(2)	Exclude non-recurring changes — Based on Wall Street Research EBITDA estimate.

(3)	EBITDA excludes non-cash OPEB and non-cash pension income. Raytheon pension figures based on Street research.

(4)	BAE excludes £1.6bn cash position as of 30-Jun-2001; would yield Net Debt / 2001 EBITDA of 1.5x.

Other Value Sources: Technology Investments

Indium Phosphide

• TRW holds world speed record in InP chips

• 12 years experience; staff of 100 engineers; scientists and technicians skilled in InP materials

• Joint development agreements with Hitachi (wireless handsets) and OpNext (fiber optics)

• TRW only company able to make InP products in high volume today

• Patent protection

World’s recognized leader in Indium Phosphide circuit design, test and production

Commercial Lasers

• Semiconductor lithography and industrial lasers

• Working with consortium of leading semiconductor manufacturers to extend Moore’s Law

• Patent protection

Staking a position in the market for extreme ultraviolet lasers

Why We Want Your Support

$47 “Grossly Undervalues” TRW

• Northrop’s $47 offer represents a 4% premium to the undisturbed $45.04 closing share price of TRW on February 15, 2002, the trading day prior to David Cote’s resignation

• NOC opportunistically attempting to exploit a temporary depression in our stock price

• Positive trends in our auto, defense and commercial aerospace businesses as economic recovery gains momentum

• Our value plan significantly enhances shareholder value

Our Value Plan

•	Create two publicly traded companies, each well capitalized and positioned for strategic activity in the future

•	TRW Systems, Space & Electronics and Automotive peer trading multiples imply a public trading valuation significantly in excess of Northrop’s $47/share offer

•	Our implied public trading value does not include any value for synergies that could be recognized

We Want Your Support

Our management team is . . .

•	Focused on enhancing shareholder value

•	Confident in our ability to deliver value superior to NOC’s offer

•	Ready to execute on our value-enhancing initiatives

•	Prepared to complete our plan within a 6-9 month timeframe

Legal Statement

Certain of the information contained in this presentation should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company’s control. The Company’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company’s operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the Automotive business or that such spin-off will be complete within six to nine months; (iii) that the Company will be successful in delevering the Company, or that the methods described for delevering will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company’s strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and RDT&E budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 EPS estimates will be met or exceeded; (x) with respect to the expected amounts of the Company’s operating cash flows in 2002, or that such amounts will be utilized to delever the Company’s balance sheet; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, EPS or cash flow that will be realized by the Company in 2002; and (xiii) that the Company’s costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumption or changes in other factors affecting such estimates other than as required by law.

The directors and certain executive officers of TRW may be deemed to be participants in the solicitation of proxies from shareholders of TRW in connection with TRW’s special meeting of shareholders under the Ohio Control Share Acquisition Statute. Information concerning such participants is contained in TRW’s definitive proxy statement relating to TRW’s 2002 Annual Meeting filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2002 on Schedule 14A.

This presentation relates to Northrop Grumman’s exchange offer commenced March 4, 2002. Shareholders of TRW are advised to read TRW’s Solicitation / Recommendation Statement on Schedule 14D-9, filed March 13, 2002, as it may be amended from time to time, and TRW’S PROXY STATEMENT FOR THE SPECIAL MEETING IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM TRW SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders of TRW and other interested parties may obtain, free of charge, copies of the Schedule 14D-9, TRW’s proxy statement and other documents filed by TRW with the SEC at the SEC’s internet website at www.sec.gov. Each of these documents may also be obtained, free of charge, by calling investor relations at TRW at 216-291-7506.

Glossary

ABS	Anti-lock Braking Systems

AEHF	Advanced Extremely High Frequency

AS	Aeronautical Sytems, TRW business segment that provides avionics and other systems and service to airline and aircraft manufacturers as well as to the US government and other international governments and agencies

Airbus	Airbus; privately held aircraft manufacturer; European Aeronautic Defense and Space Company and BAE respectively own 80 percent and 20 percent of the stock

AMR	AMR Corp., parent company of American Airlines

ArvinMeritor	ArvinMeritor, Inc.

Autoliv	Autoliv Inc.

BAE	BAE SYSTEMS

BDM	BDM International, Inc.

Bear Hug Letter	Letter sent from Northrop to TRW dated February 21, 2002 proposing a transaction where Northrop would issue $47 in stock for each share of TRW

Black Belt	Leader of team responsible for measuring, analyzing, improving and controlling key processes that influence customer satisfaction and/or productivity growth. Black Belt is a full-time position.

Boeing	The Boeing Company

Borg-Warner	BorgWarner Inc.

CAGR	Compounded Annual Growth Rate

CMM Level 5	Capability Maturity Model, a degree of software maturity as designated by the Software Engineering Institute

Cote	David Cote, former officer of TRW from 1999 to 2002. Cote resigned as Chairman, President and Chief Executive Officer on February 19th, 2002 following his acceptance of an executive position with Honeywell International

CSFB	Credit Suisse First Boston

Glossary

Dana	Dana Corporation

Debt/2001 EBITDA	Long and short term debt, plus minority interests, plus accounts receivable securitization, less cash divided by 2001 EBITDA

Delphi	Delphi Automotive Systems Corporation

EBIT	Earnings Before Interest and Taxes

EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA Multiple	Enterprise value divided by EBITDA

EPS	Earnings per share, defined as earnings over a given time period divided by weighted average shares outstanding during that same time period

Enterprise Value	Market value of diluted outstanding shares, plus long and short term debt, plus minority interests, plus accounts receivable securitization, less cash

Exchange Offer	Offer to acquire all of the shares of TRW for $47 as described in Northrop’s S-4, filed with the SEC on March 4, 2002

FAS 142	With the adoption of FASB Statement 142, goodwill is no longer subject to amortization over its estimated useful life. Goodwill will be subject to at least an annual assessment for impairment by applying a fair value-based test. Goodwill associated with the equity-method investments is no longer amortized. Equity method goodwill is not, however, subject to the new impairment rules; the impairment guidance in existing rules for equity-method investment still applies.

General Dynamics	General Dynamics Corporation

Green Belt	Similar to Black Belt but not a full-time position.

Harris	Harris Corporation

Hitachi	Hitachi, Ltd.

HON	Honeywell International Inc.

Honeywell	Honeywell International Inc.

InP	Indium Phosphide

ISR	Intelligence, Surveillance and Reconnaissance

JSF	Joint Strike Fighter

Glossary

L-3	L-3 Communications Holdings Inc.

Lear	Lear Corporation

Lockheed	Lockheed Martin Corporation

LTM EBITDA	Latest Twelve Months Earnings Before Interest, Taxes, Depreciation and Amortization; latest twelve months is defined as the latest publicly available four consecutive fiscal quarters.

LucasVarity	LucasVarity plc

Magna	Magna International Inc.

Margin	Relative measure of performance, expressed as a percentage of revenue

Moore’s Law	The observation made in 1965 by Gordon Moore, co-founder of Intel, that the number of transistors per square inch on integrated circuits had doubled every year since the integrated circuit was invented. Moore predicted that this trend would continue for the foreseeable future. In subsequent years, the pace slowed down a bit, but data density has doubled approximately every 18 months, and this is the current definition of Moore’s Law, which Moore himself has blessed.

MRO	Maintenance, Repair and Overhaul

Net Debt	Long and short term debt, plus minority interests, plus accounts receivable securitization, less cash

NGST	Next Generation Space Telescope

NOC	Northrop Grumman Corporation

Northrop	Northrop Grumman Corporation

NPOESS	National Polar-Orbiting Operational Environmental Satellite System

OPEB	Other Post Employment Benefits

OPNext	OpNext Inc.

Qantas	The Qantas Group

Pro Forma	Hypothetical financial performance based on a set of assumptions

“Pure play” business	Business that operates in a single line of business; opposite of a conglomerate

Raytheon	Raytheon Company

RDT&E	Research, Development, Test and Engineering

Rolls-Royce	Rolls-Royce plc

Glossary

RoW	Rest of World

SBIRS Low	Space Based Infrared System from low Earth orbit

Singapore	Singapore Airlines

Six Sigma	Cost saving and quality program pioneered by General Electric

TRW	TRW Inc.

Visteon	Visteon Corporation